As filed on February 14, 2000                                 File No. 333-61533
--------------------------------------------------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        (POST-EFFECTIVE AMENDMENT NO. 2)


                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                 (Name of small business issuer in its charter)

         DELAWARE                         7999                    84-1334921
  (State of jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                  5335 WEST 48TH AVENUE, DENVER, COLORADO 80212
                                 (303) 458-1000
          (Address and telephone number of principal executive offices)

                  5335 WEST 48TH AVENUE, DENVER, COLORADO 80212
          (Address or principal place of business or intended principal place of business)

                    WILLIAM D. LEARY, PRESIDENT AND TREASURER
                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                  5335 WEST 48TH AVENUE, DENVER, COLORADO 80212
                                 (303) 458-1000
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:


                             John A. Hutchings, Esq.
                             Fay M. Matsukage, Esq.
                   Dill Dill Carr Stonbraker & Hutchings, P.C.
                          455 Sherman Street, Suite 300
                             Denver, Colorado 80203
                       (303) 777-3737; fax (303) 777-3823


Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                           [ ]_____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                  [ ]_____

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same  offering.                                                 [ ]_____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                          CALCULATION OF REGISTRATION FEE


=======================  ======================= ======================= =======================  ======================
  Title of each class                               Proposed maximum        Proposed maximum
  of securities to be         Amount to be         offering price per      aggregate offering           Amount of
      registered               registered               unit (1)<F1>              price              registration fee
-----------------------  ----------------------- ----------------------- -----------------------  ----------------------
Common Stock                    1,367,800                 $2.50                $3,419,500                $902.75
                                 shares
-----------------------  ----------------------- ----------------------- -----------------------  ----------------------
Total                                                                          $3,419,500                $902.75
=======================  ======================= ======================= =======================  ======================

<F1>
(1)      Estimated solely for the purpose of calculating the registration fee.



The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                               PROFORM GOLF, INC.
                             SHARES OF COMMON STOCK

                                ---------------


         We will issue 467,800 shares of common stock as payment on our promissory notes and 190,000 shares when holders convert our Series C preferred stock into common stock. This prospectus covers the resale of these shares of common stock. This prospectus also covers 40,000 shares of common stock owned by our distributors and 670,000 shares owned by two other stockholders. The selling stockholders may sell the common stock at any time at any price. We will not receive any proceeds from the resale of these shares. We have agreed to pay for all expenses of this offering.



         No public market currently exists for our common stock. We expect trading to commence in the OTC Bulletin Board after the date of this prospectus. We will apply for quotation of our common stock on the NASDAQ SmallCap Market once we meet listing standards.


                                ---------------


         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN ANOTHER SECTION OF THIS PROSPECTUS, BEGINNING ON PAGE 4.


                                ---------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                ---------------


         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                              ______________, 2000

                                TABLE OF CONTENTS
                                                                                                               PAGE
PROSPECTUS SUMMARY..............................................................................................  3
RISK FACTORS....................................................................................................  4
CAPITALIZATION..................................................................................................  8
DIVIDEND POLICY.................................................................................................  8
MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF
         OPERATIONS............................................................................................   9
         Overview .............................................................................................   9
         Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998.................   9
         Year Ended December 31, 1998 Compared to Year Ended December 31, 1997.................................  10
         Liquidity and Capital Resources.......................................................................  10
         Seasonality...........................................................................................  11
         Impact of the Year 2000...............................................................................  12
BUSINESS ......................................................................................................  13
         Overview .............................................................................................  13
         Corporate History.....................................................................................  13
         Industry Background...................................................................................  13
         Strategy .............................................................................................  14
         Destination Golf Schools..............................................................................  14
         Acquisitions and Site Start-Up Costs..................................................................  16
         International Operations..............................................................................  16
         Marketing.............................................................................................  17
         Competition...........................................................................................  17
PROPERTY ......................................................................................................  18
EMPLOYEES......................................................................................................  18
MANAGEMENT.....................................................................................................  18
         Directors and Executive Officers......................................................................  18
         Key Employees and Consultants.........................................................................  19
CERTAIN TRANSACTIONS...........................................................................................  19
EXECUTIVE COMPENSATION.........................................................................................  20
PRINCIPAL STOCKHOLDERS.........................................................................................  20
DESCRIPTION OF CAPITAL STOCK...................................................................................  21
         Common Stock..........................................................................................  21
         Preferred Stock.......................................................................................  21
         Section 203 of the Delaware General Corporation Law...................................................  21
         Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law.........................  22
         Listing  .............................................................................................  22
         Transfer Agent and Registrar..........................................................................  22
SELLING STOCKHOLDERS...........................................................................................  23
         Repayment of Short-Term Debt..........................................................................  23
         Series C Preferred Stock..............................................................................  24
         Shares Owned by Distributors..........................................................................  24
         Shares Owned by Other Stockholders....................................................................  25
PLAN OF DISTRIBUTION...........................................................................................  25
SHARES ELIGIBLE FOR FUTURE SALE................................................................................  26
LEGAL MATTERS..................................................................................................  27
EXPERTS  ......................................................................................................  27
ADDITIONAL INFORMATION.........................................................................................  27
REPORTS TO STOCKHOLDERS........................................................................................  27
FINANCIAL STATEMENTS........................................................................................... F-1

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.



PROFORM GOLF, INC.



         We provide golf instruction through Destination Golf Schools located at independent resorts, to which students generally travel for intensive one to five-day programs. We target our sales to two audiences: individuals through solicitation of direct retail sales and corporations through the sale of "Premium Links(TM)" packages. The sale of Premium Links(TM) packages is accomplished through a network of distributors located throughout the United States. We are presently developing our distributor network and generate revenue from the sale of territories to prospective distributors.



         As of February 10, 2000, we had 18 Destination Golf Schools under contract for full or partial year operation, twelve of which are operating now and six of which are scheduled to open within the next twelve months. Our arrangement with independent resorts allows us to offer first-rate golf facilities at reasonable cost and enables us to take advantage of the course's or resort's marketing efforts, visibility, and facility quality.



         We believe that we are distinguished from our competitors on the basis of the quality of our facilities, our unique curriculum, and our experienced management team and staff. Our curriculum is geared toward the marketing premise that ideas accepted on the professional golf tours are accepted by recreational golfers. Our teaching curriculum has been "recognized" by the Professional Golf Association. This recognition allows us to provide PGA instruction by employing PGA professionals who can work toward or maintain their status in the PGA program.



         We were originally founded in Colorado in 1991 under the name World Associates, Inc. and were reincorporated in Delaware effective July 31, 1998 under the name Proformance Research Organization, Inc. We currently do business under the name "Proform golf, inc.," and are in the process of amending our certificate of incorporation to reflect this.



THE OFFERING

Securities offered ............................................ Resale of 467,800 shares of common stock issuable upon payment of promissory notes

                                                                Resale of 190,000 shares of common stock issuable
                                                                upon conversion of Series C preferred stock

                                                                Resale 40,000 shares of common stock owned by
                                                                distributors

                                                                Resale of 670,000 shares of common stock owned by
                                                                two stockholders

Securities outstanding as of February 11, 2000                  5,473,965 shares of common stock
                                                                190,000 shares of Series C preferred stock

Securities to be outstanding as of prospectus date ............ 6,131,765 shares of common stock



We will not receive any of the proceeds from the resale of these securities.

SUMMARY SELECTED FINANCIAL INFORMATION


         You should review the information shown below together with our historical audited financial statements appearing elsewhere in this prospectus. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our financial statements.



                                             NINE MONTHS ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------------
                                        -----------------------------------------

                                                1999                 1998                 1998               1997
                                        --------------------  -------------------   -----------------  -----------------
OPERATING DATA:                              (UNAUDITED)          (UNAUDITED)

Revenues..............................  $           759,169   $          363,863    $        189,740   $         119,072
Gross profit (loss)...................  $           582,304   $          164,970    $       (353,268)  $          95,545
Net loss..............................  $        (1,480,542)  $       (1,093,208)   $     (2,133,279)  $        (692,998)

Net loss per share....................  $             (0.35)  $            (0.68)   $          (2.27)  $           (0.80)

                                                   SEPTEMBER 30, 1999                  DECEMBER 31,
                                        -----------------------------------------   -----------------

                                               ACTUAL           AS ADJUSTED(1)<F1>        1998
                                        --------------------  -------------------   -----------------

BALANCE SHEET DATA:                         (UNAUDITED)
Working capital (deficiency)..........  $        (2,624,852)  $       (1,455,352) $       (1,663,880)
Total assets..........................  $           475,440   $          475,440  $          233,403
Total liabilities.....................  $         3,163,298   $        2,041,298  $        2,020,027
Shareholders' equity
  (deficiency) (2)<F2>................  $        (2,687,858)  $       (1,518,358) $       (1,786,624)

-----------

<F1>
(1) Adjusted to reflect the payment of $1,169,500 of outstanding debt through the issuance of 467,800 shares of common stock.
<F2>
(2) Does not reflect the sale of 974,500 shares of common stock and 150,000 shares of Series C preferred stock for gross proceeds of $1,533,145 subsequent to September 30, 1999.




                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING ANY OF OUR SECURITIES. THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVE SUBSTANTIAL RISKS ASSOCIATED WITH US AND OUR BUSINESS INCLUDING, AMONG OTHERS, RISKS ASSOCIATED WITH SUBSTANTIAL INDUSTRY COMPETITION, INSUFFICIENT REVENUES, AND A LIMITED OPERATING HISTORY.


         GOING CONCERN QUALIFICATION. As of September 30, 1999, we had an accumulated deficit of $4,984,444 (unaudited) and a stockholders' deficiency of $2,687,858 (unaudited). The report of our auditors on the financial statements for the last fiscal year raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern will depend upon our success in obtaining additional capital, paying our obligations timely, and ultimately achieving profitable operations. If we are unable to achieve these goals, the company will fail and investors will lose their investment.



         PROFITABLE OPERATIONS UNCERTAIN. To date, we have never achieved an operating profit. We have incurred substantial losses for each of the past five years, including a net loss of $2,133,279 for 1998. For the nine months ended September 30, 1999, we incurred a net loss of $1,480,542. We made a strategic decision to open several sites for our Destination Golf Schools, despite the significant overhead expenses associated with opening multiple sites. The resulting overhead expenses increase the amount of revenue required to achieve profitability. We cannot give any assurance that we will ever achieve an operating profit in any period, or that any profitability that may be achieved in the future can be sustained. If we are unable to achieve profitable operations, the company will ultimately fail.



         SUBSTANTIAL COMPETITION IN OUR BUSINESS. The golf instruction market is highly fragmented, with lessons available at a vast number of local golf courses, driving ranges and golf shops, as well as a large number of destination golf schools. We compete with all of these sources of golf instruction. Shaw Guides, an Internet travel information source that compiles golf instruction facilities, lists hundreds of different sources of golf instruction in the United States. Many of the local sites with which we compete have greater local name recognition and resources than we do. Our Destination Golf Schools compete with several destination golf schools operated throughout the United States, including John Jacobs Golf Schools, David Leadbetter Golf Academy, Nicklaus/Flick Game Improvement, Arnold Palmer Golf Academy, and Golf Digest Schools. Many of these schools have greater resources, a larger number of sites, more prestigious locations, or affiliations with well-known and respected golfers or golf instructors than we do. While our management believes that our program is unique in its emphasis on the mental approach to golf and its emphasis on physical conditioning, there can be no assurances that we will be able to compete in the marketplace.



        SIGNIFICANT DEPENDENCE ON KEY PERSONNEL. We depend heavily on the efforts of our president, William D. Leary, as well as other key employees and consultants. Currently, Mr. Leary is responsible for identifying and contracting with potential distributors. If we were to lose Mr. Leary's services, our marketing efforts could be severely impacted. Although we have an employment agreement with Mr. Leary, we cannot assure investors that we will be successful in retaining Mr. Leary, or in attracting and retaining qualified personnel of the requisite caliber or in the requisite numbers to enable us to conduct our business as proposed. We do not have any key man life insurance on Mr. Leary.



         SEASONALITY AND RISK OF INCLEMENT WEATHER IMPACT OUR OPERATIONS. Throughout much of the United States, the golf business is seasonal, operating primarily in the summer and additionally in the spring and fall. However, in much of the Southern United States, golf is played either year-round or all year except for the summer. This is primarily due to an outdoor playing season limited by inclement weather or excessive heat. We believe that business at our Destination Golf Schools will be seasonal with increased activity in the winter as students take winter vacations to warm weather destinations, and decreased activity in the summer. In particular, management expects decreased revenues from Destination Golf School operations in May and September each year. We close down many of our warm weather sites in May, with the staff of those sites moving to a summer site, and close our summer sites in September, with the staff returning to their warm weather sites. In each case, we expect a one week lag between the closing of one site and the opening of the other site. Of our 18 current Destination Golf Schools, three facilities will close during the summer, twelve will be open only during the summer, and the remaining three will be open year-round. Also, our operations are subject to the effects of inclement weather from time to time even during the seasons that they are open. The timing of any new facility openings, the seasons our facilities are open, the effects of unusual weather patterns and the seasons in which students are inclined to attend golf schools are expected to cause our future results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons will not necessarily be meaningful and should not be relied on as indicative of future results. In addition, our business and results of operations could be materially and adversely affected by future weather patterns that cause our sites to be closed, either for an unusually large number of days or on particular days on which we had booked a special event or a large number of students. Because most of the students at our Destination Golf Schools attend the school on vacation, the student may not be able to or interested in rescheduling attendance at one of our sites. As a result, student-days lost to inclement weather may truly represent a loss, rather than merely a deferral, of revenue.



         PROPER MANAGEMENT OF GROWTH CRITICAL TO OUR SUCCESS. We are currently experiencing a period of rapid and substantial growth that has placed, and is expected to continue to place, a strain on our administrative and operational infrastructure. The number of employees has increased from 11 full-time employees at January 31,

1996 to 20 full-time employees at September 30, 1999. The number of sites has increased from one Destination Golf School in June 1997 to 18 Destination Golf Schools at February 10, 2000. We need continued improvement in our operational, financial and management controls, and reporting systems and procedures in order to manage our staff and growth effectively. In this regard, we are currently updating our management information systems to integrate financial and other reporting among our distributors. In addition, we intend to continue to increase our staff and improve financial reporting and controls for our operations. We cannot assure you that we will be able to implement improvements to our management information and control systems in an efficient or timely manner or that, during the course of this implementation, deficiencies in existing systems and controls will be discovered. If our management is unable to manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.



        LACK OF SUFFICIENT DISINTERESTED INDEPENDENT DIRECTORS. We have entered into several transactions with our officers, directors, and principal shareholders. Our board of directors, which authorized the transactions, consists of Mr. Leary, our president, and two other directors, both of whom are shareholders of the company. While we believe that these transactions were on terms that were no less favorable to us than those that could have been obtained from unaffiliated third parties, these transactions were not approved by a majority of independent disinterested directors.



         LACK OF PUBLIC MARKET FOR THE SECURITIES. There is currently no public market for the shares and we cannot assure you that a market for our stock will develop. Consequently, investors may not be able to use their shares for collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, investors may not be able to resell the shares, or may not be able to sell their shares at or above the price they paid for them.



         POSSIBLE VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that may be related or unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our stock if a market develops. In addition, the market price of our stock may be highly volatile. Factors such as a small market float, fluctuations in our operating results, failure to meet analysts' expectations, announcements of major developments by us or our competitors, developments with respect to our markets, changes in stock market analyst recommendations regarding us, our competitors or the industry generally, and general market conditions may have a significant effect on the market price of our stock.



         "PENNY STOCK" RULES MAY LIMIT THE MARKETABILITY OF OUR STOCK. Our stock will be subject to SEC rules relating to "penny stocks," which apply to non-NASDAQ companies whose stock trades at less than $5.00 per share or whose tangible net worth is less than $2,000,000. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete required documentation, make suitability inquiries of investors, and provide investors with specific disclosures concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell the common stock and may reduce the secondary market for the common stock. A limited secondary market may result in a decrease in the shareholder value and/or a partial or total loss of an investor's investment.



         EXERCISE OF CONVERSION OF OUTSTANDING OPTIONS AND WARRANTS COULD RESULT IN POTENTIAL DILUTION AND IMPAIR MARKET PRICE OF OUR STOCK. As of December 31, 1999, we had outstanding options and warrants to acquire a total of 659,000 shares of common stock. To the extent that these outstanding options and warrants are exercised, existing stockholders will experience dilution in their percentage ownership. So longs as these options and warrant are exercisable, the holders will have the opportunity to profit from a rise in the price of our stock. The additional shares of common stock available for sale in the market may have a negative impact on the price and liquidity of the stock that is currently outstanding.



         DEPENDENCE ON DESTINATION GOLF SCHOOL LEASES. As of February 10, 2000, we had lease contracts with 18 Destination Golf Schools. Our revenue potential is limited by the number of students we can accommodate at our sites. In addition, we believe that location is the most important factor for a golfer in choosing a golf school.

If we would not able to renew these leases, at all or on favorable terms, our revenue potential could be greatly diminished, due to both a reduction in the total number of students we could accommodate and a reduction in the number and variety of sites we could offer. Inability to renew our site leases on favorable terms or find suitable replacement facilities could have a material adverse effect on our financial condition and results of operations.



         POTENTIAL LOSS OF PGA OF AMERICA RECOGNITION. Our golf schools have been recognized by the Professional Golf Association, which allows us to employ, and in turn offer instruction by, PGA-accredited teachers. The PGA is entitled to withdraw this recognition at any time, without cause, to impose conditions on this recognition, or to change the terms of this recognition. Any change in the status of PGA recognition of our golf schools could impair our ability to retain qualified instructors in the numbers necessary to staff our Destination Golf Schools, and could negate our ability to train golf instructors for PGA certification. Loss, or change in the terms or status, of PGA recognition of our golf schools could have a material adverse effect on our business, financial condition and results of operations.



         IMPACT OF THE YEAR 2000. We use software in our financial, reservation processing and administrative operations. While we have been informed by substantially all of our business application software suppliers that their software is year 2000 compliant, we cannot assure you that year 2000 problems will not occur with respect to our computer systems. In addition, the year 2000 problem may affect other entities with which we transact business or on which our golf school students depend, such as airlines and hotels. We cannot predict the effect of the year 2000 problem on these other entities or its consequent impact on us.

                                 CAPITALIZATION


        The following table sets forth our current liabilities, long-term debt and capitalization as of September 30, 1999, and as adjusted to give effect to
(1) the repayment of debt through the issuance of 467,800 shares and the conversion of the Series C preferred stock into common stock. You should read this table in conjunction with the financial statements appearing elsewhere in this prospectus.


                                                                         SEPTEMBER 30, 1999
                                                                  ------------------------------
                                                                             (UNAUDITED)
                                                                      ACTUAL         ADJUSTED
                                                                  --------------  --------------

Current liabilities ............................................. $   2,937,993   $    1,768,493
                                                                  =============   ==============

Long-term debt................................................... $     184,203   $      184,203
                                                                  -------------   --------------

Other non-current liabilities ...................................        41,102           41,102
                                                                  -------------   --------------

Stockholders' deficiency:
   Preferred stock, Series A, convertible, cumulative,
      $.0001 par value per share, 500,000 shares authorized,
      no shares issued and outstanding ..........................            --               --
   Preferred stock, Series B, convertible, cumulative,
      $.0001 par value per share, 500,000 shares authorized,
      no shares issued and outstanding...........................            --               --
   Preferred stock, Series C, convertible, cumulative,
      $.0001 par value per share, 2,000,000 shares authorized,
      40,000 shares issued and outstanding.......................        66,667               --
   Common stock, $.0001 par value per share;
      10,000,000 shares authorized, 4,499,465 shares issued,
      5,007,265 issued as adjusted (1)<F1>.......................           450              500
   Additional paid-in capital (1)<F1>............................     2,229,469        3,465,586
   Accumulated deficit...........................................    (4,984,444)     ( 4,984,444)
                                                                  -------------   --------------

Total stockholders' deficiency (1)<F1>...........................    (2,687,858)      (1,518,358)
                                                                  -------------   --------------

Total capitalization (1)<F1>..................................... $  (2,462,553)  $   (1,293,052)
                                                                  =============   ==============

<F1>
(1) Does not reflect the sale of 974,500 shares of common stock and 150,000 shares of Series C preferred stock for gross proceeds of $1,533,145 subsequent to September 30, 1999.



                                 DIVIDEND POLICY


         We do not anticipate paying dividends on the common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. The board of directors also plans to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant. We are not restricted by any contractual agreement by paying dividends.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


         As of February 10, 2000, we have 18 Destination Golf Schools under contract for full or partial year operation. We had expected to be financed in January of 1998 and the delay in financing created a cash-flow problem due to the financial commitments that had been made to each of these facilities.



         Our Destination Golf Schools have opened at varying times over the past two and a half years, and most of the Destination Golf Schools are closed during local off-seasons. As a result of changes in the number of facilities open from period to period, closing certain of the Destination Golf Schools during local off-seasons, and overall seasonality of the golf business, results of operations for any particular period may not be indicative of the results of operations for any other period.



         We made a strategic decision to open several sites for our Destination Golf Schools, despite the fact that there are significant one-time and recurring expenses associated with opening each site, and despite the fact that our existing sites were not operating at capacity.



         Originally, most site contracts for our Destination Golf Schools provided for a fixed amount of monthly rent. We subsequently renegotiated some site contracts to provide for rent on a per student basis, reducing our fixed costs.



         For each Destination Golf School, we hire a site manager and a number of certified instructors based on anticipated demand. We provide training for our site managers and certified instructors at our expense.



         For a brief time, we marketed a line of books and related products in the family self-help market, under the name Team Family(TM). We discontinued that line of business in 1996.


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998


         TOTAL REVENUE. We had total revenue of $759,169 for the nine months ended September 30, 1999, compared to $363,863 of total revenue for the nine months ended September 30, 1998. The increase in total revenue was attributable primarily to the development of our Corporate Sales, selling our Premium Links(TM) corporate golf school packages, and the development of our distributor network During the first nine months of 1999, we had 20 Destination Golf Schools operating, as compared to 7 Destination Golf Schools during the nine months ended September 30, 1998.



         COST OF REVENUE. Cost of revenues for the nine months ended September 30, 1999, was $176,865 or 23% of total revenue, compared to $198,893 or 55% of total revenue for the nine months ended September 30, 1998. Cost of revenues consists primarily of instructor salaries and site fees (calculated on a "per head" basis). The decrease in cost of revenues was due primarily to increased revenues associated with having more schools operating during the 1999 period and the decrease in cost of the site fees. In addition, during the nine months ended September 30, 1998, the opening of several sites was delayed, and revenue at open sites was negatively impacted by the effects of an unusually wet winter in January, February and March 1998. See "Seasonality" below.



         We made a strategic decision to renegotiate the rent at some of our sites and have begun an advertising program to promote our sites. Most of the fixed rent sites are winter sites. We hope that engaging in the planned advertising campaign will allow volume at the fixed rent sites to be sufficient to support the fixed fee rents. However, we cannot assure you that the advertising campaign will result in increased student volume.



         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, consisting primarily of marketing and advertising expenses, expenses associated with recruiting and training Destination Golf

School site managers and instructors, salaries for administrative, sales and marketing staff, and rent at our headquarters, increased from $1,195,063 for the nine months ended September 30, 1998 to $1,988,760 for the nine months ended September 30, 1999.



         The increase was due primarily to expenses associated with establishing our distributor network, such as increased salaries, rent, and advertising expenses. We added more personnel, took on more space, and generated sales materials and brochures. Also, shares issued as inducements for loan funds received are accounted for as a financing expense. The amount charged to expense was approximately $360,000 for the nine months ended September 30, 1999.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997


         TOTAL REVENUE. We had total revenue of $119,072 for the year ended December 31, 1997, compared to $189,740 of total revenue for the year ended December 31, 1998. The increase in total revenue was attributable primarily to the increase in the number of Destination Golf School sites operating in the 1998 period. During the first ten months of 1997, we had one Destination Golf School - Keystone, Colorado - open for a total of four months. During the year ended December 31, 1998, we had several sites open during portions of that year:
Wildfire (Phoenix); Carlton Oaks (San Diego area); Rhodes Ranch (Las Vegas); Keystone; Brooks (Lake Okoboji); Huff House (Catskills); Scottsdale Learning Center; and Plum Creek (Denver area) Learning Center.



       COST OF REVENUE. Cost of revenues for the year ended December 31, 1997 was $95,545 or 80% of total revenue, compared to $353,268 or 186% of total revenue for the year ended December 31, 1998. Cost of revenue consists primarily of instructor salaries and site fees. The increase in cost of revenue as a percentage of total revenue in 1998 was due primarily to hiring of instructors for our new sites, which operated below capacity. Opening of several sites was delayed, and revenue at open sites was negatively impacted, by the effects of an unusually wet winter in January, February and March 1998. See "Seasonality" below.



         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, consisting primarily of marketing and advertising expenses, expenses associated with recruiting and training our Destination Golf School site managers and instructors, salaries for administrative, sales and marketing staff, and rent at our headquarters, increased from $628,214 for the year ended December 31, 1997 to $2,057,805 for the year ended December 31, 1998. The increase was due primarily to expenses associated with recruiting and training instructors for the new sites, expenses associated with opening the new sites and rent at the new sites, and establishing our distributor network. We believe that our long-term cost structure will be more advantageous with site rentals based on fixed fees, and signed our new leases on this basis. However, we are currently operating below capacity at all of our sites. We determined to lower our short-term cost structure by negotiating a per-student rent for six out of our ten summer sites. This decreases our fixed costs. (Our costs could actually be higher at those sites than at sites with fixed rents if student volume is increased at the sites with "per head" student rents.)


LIQUIDITY AND CAPITAL RESOURCES


         The cash requirements of funding our operations and expansion have exceeded cash flow from operations. We have satisfied our capital needs primarily through debt and equity financing.



         Of the $184,203 in long-term debt outstanding as of September 30, 1999, $184,203 bears interest at a fixed rate of 12% and is due in 2002. This indebtedness is convertible into our common stock at a rate of $1.43 per share and may be prepaid by us upon 30 days' notice. We presently do not intend to call this indebtedness for prepayment. The remainder of our long-term debt relates to a note for an automobile which bears interest at the rate of 8.9% and is payable in 42 monthly installments. As of December 31, 1999, there are 26 remaining installments.



         At September 30, 1999, short-term notes payable was $1,888,700. Of this amount, $1,169,500 will be paid by issuing 467,500 shares of common stock.

         We filed a registration statement for a public offering which was declared effective in February 1999. Due to material changes during the term of the offering, we did not complete that offering. Since we were in need of cash for ongoing operations, we incurred additional short-term debt and sold Series C preferred stock. We determined that it would be in our best interests not to proceed with an initial public offering, but instead to register shares to be issued to our creditors and holders of the Series C preferred stock. After issuing these shares, we will have decreased our working capital deficiency by $1,169,500.



         Since we have already received cash proceeds from the issuance of our stock, our existing operations must be able to generate enough cash to cover existing commitments and obligations, such as lease rent for the facilities, instructors' salaries, and officers' salaries. We are obligated under a five-year employment agreement to pay William D. Leary, our president, an annual salary of $120,000.



         We believe that our existing cash balances and anticipated cash from operations will be sufficient to meet our current working capital needs. However, we cannot assure you that we will not need to raise additional capital sooner, particularly to take advantage of any expansion opportunities, not currently anticipated, that may become available. In that event, we cannot assure you that additional capital would be available at all, at an acceptable cost, or on a basis that would be timely to allow us to finance opportunities of this type.



         As stated in the auditors' report on the financial statements, we incurred a net loss of $2,133,279 for the 1998 fiscal year, and at December 31, 1998, our current liabilities exceeded current assets by $1,663,880 and our total liabilities exceeded total assets by $1,786,624. These factors, among others, raise substantial doubt about our ability to continue as a going concern. See the note entitled "Continuing Losses, Deficit in Equity and Negative Working Capital" in the notes to the financial statements.


SEASONALITY


         Throughout much of the United States, the golf business is seasonal, operating primarily in the summer and additionally in the spring and fall. However, in much of the Southern United States, golf is played either year-round or all year except for the summer. This is primarily due to an outdoor playing season limited by inclement weather or excessive heat. We believe that business at our Destination Golf Schools will be seasonal with increased activity in the winter as students take winter vacations to warm weather destinations, and decreased activity in the summer. In particular, we expect decreased revenues from Destination Golf School operations in May and September each year. We anticipate the closing of our warm weather sites in May, with the staff of those sites moving to a summer site, and anticipate closing our summer sites in September, with the staff returning to their warm weather sites. In each case, we expect a one week lag between the closing of one site and the opening of the other site. For example, our site manager and certified instructors for Wildfire will generally move to Pole Creek or Haymaker for the summer and the staff from Rhodes Ranch in Las Vegas will move to Lake Okoboji, Iowa for the summer. Of our 18 current Destination Golf Schools, three facilities will close during the summer, twelve will be open only during the summer, and the remaining three will be open year-round. Also, our operations are subject to the effects of inclement weather from time to time even during the seasons that they are open. The timing of any new facility openings, the seasons our facilities are open, the effects of unusual weather patterns and the seasons in which students are inclined to attend golf schools are expected to cause our future results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons will not necessarily be meaningful and should not be relied on as indicative of future results. In addition, our business and results of operations could be materially and adversely affected by future weather patterns that cause our sites to be closed, either for an unusually large number of days or on particular days on which we had booked a special event or a large number of students. Because most of the students at our Destination Golf Schools attend the school on vacation, the student may not be able to or interested in rescheduling attendance at one of our sites. As a result, student-days lost to inclement weather may truly represent a loss, rather than merely a deferral, of revenue.

IMPACT OF THE YEAR 2000


         Our management believes that it is prepared for year 2000 problems. Management has assessed our operational procedures. Reservations for our golf schools are generally made four to eight weeks ahead of time. A student provides us with a credit card number which is processed for payment. Immediately thereafter, we send a written confirmation of the reservation and payment to the student. Approximately ten days before the attendance date, we send another confirmation/itinerary to the student. While we use software for reservation processing, administrative operations, and certain banking operations such as credit card processing, physical records of all of these functions are also kept in individual student files and appropriate office files. We have been informed by substantially all of our business application software suppliers that their software is year 2000 compliant. We have been maintaining additional physical records since the fall of 1999 and will continue into the first part of 2000 as a safeguard.



         Accordingly, we expect that the advent of the millennium will have only a minimal adverse effect on our business, operating results and financial condition, due to additional physical record keeping efforts. However, we cannot assure you that year 2000 problems will not occur. The year 2000 problem may affect other entities with which we transact business or on which students of our golf schools depend, such as airlines and hotels. While we are unable to send questionnaires to each and every airline and hotel that our students may use, we have been tracking the ability of the airline and hotel industries to book reservations for the year 2000. Published reports indicate that these reservations are being made without problems. Accordingly, while we cannot predict the effect of the year 2000 problem on these other entities or its consequent impact on us, management believes that any adverse effect on us will not be material.

                                    BUSINESS

OVERVIEW


         We provide golf instruction through Destination Golf Schools located at independent resorts, to which students generally travel for intensive one to five-day programs. We target our sales to two audiences: individuals through solicitation of direct retail sales and corporations through the sales of "Premium Links(TM)" packages. The sale of Premium Links(TM) packages is accomplished through a network of distributors located throughout the United States. We are presently developing our distributor network and generate revenue from the sale of territories to prospective distributors.



         As of February 10, 2000, we had 18 Destination Golf Schools under contract for full or partial year operation, twelve of which are operating now and six of which are scheduled to open within the next twelve months. Our arrangement with independent resorts allows us to offer first-rate golf facilities at reasonable cost and enables us to take advantage of the course's or resort's marketing efforts, visibility, and facility quality.



         We believe that we are distinguished from our competitors on the basis of the quality of our facilities, our unique curriculum, and our experienced management team and staff. Our curriculum is geared toward the marketing premise that ideas accepted on the professional golf tours are accepted by recreational golfers. Our teaching curriculum has been "recognized" by Professional Golf Association. This recognition allows us to provide PGA instruction by employing PGA professionals who can work toward or maintain their status in the PGA program. In the May 1999 issue of GOLF MAGAZINE, we were rated as one of the top 25 golf schools in America. The rating was based on the following criteria: teaching curriculum, quality of facility, student-teacher ratio, faculty (i.e., PGA instructors), and the use of state of the art equipment, such as computer and video equipment.


CORPORATE HISTORY


         We were originally founded in Colorado in 1991 under the name World Associates, Inc. and remained dormant until 1995. We formed a subsidiary in Delaware in February 1996 originally called Team Family, Inc., which changed its name to Proformance Research Organization, Inc. in January 1997. We merged into this subsidiary effective July 31, 1998, thereby effecting a reincorporation, changing us from a Colorado corporation to a Delaware corporation. We currently do business under the name "Proform golf, inc.," and are in the process of amending our certificate of incorporation to reflect this.



         We commenced golf instruction operations in the summer of 1996. We then negotiated and signed agreements with various golf courses to operate our golf schools at such courses, beginning with an agreement in March 1997. As outlined above, we now have 18 Destination Golf Schools under contract. As our business matures, we continue to modify and update our teaching curriculum


INDUSTRY BACKGROUND


         The National Golf Foundation, a non-profit golf research organization (the "NGF"), conducts various surveys and studies of golfers in the United States. According to excerpts from various studies by the NGF, there were approximately 26.5 million golfers in the United States age 12 and over, compared with 19.9 million golfers in 1986, an increase of 33%. Approximately 12 million of these golfers are between the age of 18 and 39, 5.0 million are between age 40 and 49 and 6.5 million were over age 50. Approximately 5.6 million U.S. golfers are "avid" golfers, defined as those who play at least 25 rounds of golf per year. Today's typical golfer is male, 39 years old, has a household income of $63,300 and plays 21 rounds per year. In 1996, golfers spent about $15.1 billion on equipment, related merchandise and playing fees, compared to $7.8 billion in 1986. Non-golfers spent an additional $1.25 billion on golf-related items in 1996.

STRATEGY


         We believe that the three most important criteria used by golfers to select a school are: (1) location, (2) price, and (3) product. Key elements of our strategy are (1) to increase the number of our Destination Golf Schools in the United States; (2) to increase the number of distributors selling our services; (3) to expand our business into new geographic territories; and (4) to be price competitive through the sale of Premium Links(TM) packages. We cannot assure you that we will be able to execute our strategy successfully.



* INCREASE THE NUMBER OF OUR DESTINATION GOLF SCHOOLS. We believe that the most important consideration for a golfer deciding which golf school to attend is location. We believe that we can attract more students by offering more locations. In expanding to new locations, we intend to add sites that are consistent with our current high quality of facilities. We intend to maintain a relatively low overhead cost structure by negotiating site contracts with rent based on the number of students attending the school. We believe that our existing student booking and billing operations can service a substantial increase in volume of students, and that economies of scale can be achieved in advertising and other marketing expenses as new sites are added. As of February 10, 2000, we had 18 Destination Golf Schools under contract. We have incurred significant expenses for site development, personnel and advertising relating to these sites. We have attempted to locate our sites in different geographic regions with varying golf seasons, which we hope will reduce the effect of seasonality on our business. As described more fully below, we may expand by acquiring existing golf school operations.



* INCREASE THE NUMBER OF DISTRIBUTORS SELLING OUR SERVICES. To facilitate the sales of packages of golf instruction into the corporate market (called the Premium Links(TM)program), we intend to establish a network of distributor members in defined geographic locations. These distributors have non-exclusive marketing rights to our Premium Links(TM)packages within their respective territories. For the marketing rights to these programs, a distributor pays a one-time fee of $25,000, which entitles the distributor to an extensive training as well as the programs, products, and services that we have created. We pay distributors commissions of up to 25% on the sale of Premium Links(TM)packages based on a rolling commission schedule. As of September 30, 1999, we had 20 distributors in 28 territories. Certain distributors have purchased more than one territory.



* EXPAND OUR BUSINESS INTO NEW GEOGRAPHIC TERRITORIES. We intend to establish Destination Golf Schools at additional sites within the United States and at appropriate sites outside the United States. We currently have an agreement with Sunkyong U.S.A. for that company to represent us in the Republic of Korea on an exclusive basis and to make introductions throughout the Pacific Rim on a non-exclusive basis, for Destination Golf School opportunities.



*        BE PRICE COMPETITIVE THROUGH THE SALE OF PREMIUM LINKS(TM) PACKAGES.
         Management believes that a significant market exists for the sale of golf instruction to corporations, which can use them as incentives for sales and employee performance. Our Premium Links(TM) packages are a prepaid system in which the purchasing corporation receives a discount from the direct retail price of a golf school. Corporations spend millions of dollars on professional and collegiate sporting events, travel, and entertainment. Premium Links(TM) was developed to capture a piece of that market and combine the continually growing synergy of golf and business.


DESTINATION GOLF SCHOOLS


         Our strategy is to operate our Destination Golf Schools at high-quality existing resorts that have golf facilities. As of February 10, 2000, we had 18 Destination Golf Schools under contract for operation during all or portions of the year. Following is a list of our sites and sites under development, along with the date the site became available to students and the season the site is open. Fees for Destination Golf Schools are paid in advance and range from $364 for a 2-day school (excluding lodging) at Brooks Golf Club at Lake Okoboji, Iowa, to $1,392 for a 4-day school (including lodging) at Wildfire Golf Course at Desert Ridge in Phoenix, Arizona.



         Our schools have been recognized by the PGA of America, which allows us to employ, and in turn offer instruction by, PGA-accredited teachers. At our Destination Golf Schools, our instructors teach a curriculum called the "Optimum Impact System" that combines instruction in all areas of golf technique with instruction in mental aspects of the game and physical conditioning to improve play. Instructors assess the student's skill level and learning style, developing a personal golfer profile for individualized instruction. At our Destination Golf Schools, access to a golf course on site is included in each 2-, 3- or 4-day package.



                                                                    Date
SITE NAME                       ADDRESS                             OPENED          SEASON              LEASE EXPIRES
---------                       -------                             ------          ------              -------------
The Bog                         3121 County Highway 1               April 2000      April - October     October 2000
                                P.O. Box 79
                                Saukville, WI 53080

Brooks Golf Club                1405 Highway 71                     June 1998       Mid-May to          September 2000
                                Lake Okoboji, Iowa                                  mid-September

The Cascades                    16325 Silver Oaks Drive             February        Year round          February 2001
                                Sylmar, CA 91342                    2000

Cinnabar Hills Golf Club        23600 McKean Road                   August          Year round          August 2000
                                San Jose, CA 95141                  1999

Geneva National Golf Club       Geneva National Ave. So.            November        April - October     October 2000
                                Lake Geneva, WI   53147             1999

Hamlet Windwatch                1715 Vanderbuilt Motors Pkwy.       April 2000      April - October     September 2004
                                Hauppauge, NY   11788

Haymaker Golf Course            34856 U.S. Hwy. 40-E                May 1999        April - October     October 2000
                                Steamboat Springs, CO 80477

Indian Tree Golf Club           7555 Wadsworth Blvd.                April 1998      April - October     October 2000
                                Arvada, CO 80003

The Mission Inn Golf &          10400 County Road 48                April 1998      November -          April 2001
Tennis Resort                   Howie in the Hills, FL 54737                        April

Paradise Point Golf Club        8212 Golf Course Road               April 2000      April - October     December 2001
                                Smithsfield, MO 64089

Pole Creek Golf Club            P.O. Box 3348                       March 1999      April - October     November 2000
                                Winter Park, CO

Quicksilver Golf Club           2000 Quicksilver Drive              April 2000      April - October     October 2000
                                Midway, PA 15060

Rhodes Ranch                    9020 Rhodes Ranch Pkwy              March 1998      November -          March 2000
                                Las Vegas, Nevada                                   April

Seven Springs Mountain          No. 1                               April 2000      April - October     October 2000
Resort Golf Course              Champion, PA 91935

Steele Canyon Golf Club         3199 Stonefield Drive               November        Year round          November 2000
                                Jamul, CA   91935                   1999

Waverly Woods                   2100 Harwick Way                    April 2000      April - October     October 2000
                                Mariottsville, MD 21104



                                       15




                                                                    Date
SITE NAME                       ADDRESS                             OPENED          SEASON              LEASE EXPIRES
---------                       -------                             ------          ------              -------------

Wildfire Golf Course at         5225 East Pathfinder                September       November -          October 2000
Desert Ridge                    Phoenix, Arizona                    1997            April

The Woods Resort                P.O. Box 5                          April 2000      April - October     December 2001
                                Hedgesville, WV 25427



         We contract with the owners of each facility to provide a golf school at the existing golf facility and pay rent for the use of a portion of the facility. Certain golf facilities prefer to outsource the golf school function rather than be responsible for the overhead of establishing, maintaining and marketing a golf school, and to date we have had success in negotiating site agreements with 20 facilities. In addition, our operation of a golf school at an existing facility provides the facility with higher visibility through our advertising efforts and additional revenue through guest nights, rounds of golf, meals, merchandise and other purchases by our golf school students. Due to this mutually-beneficial arrangement, the rent charged us for using the facilities has been relatively low, allowing us to maintain low operating costs while offering our students high-quality facilities. In addition, this arrangement permits us to offer first rate golf facilities at relatively low facilities cost and enables us to take advantage of the course's or resort's marketing efforts, visibility and facility quality without incurring the enormous capital requirements and advertising budgets needed to establish, maintain and market such facilities. Initially, we entered into leases that provided for fixed monthly rental. We have restructured most of our leases for summer sites to provide for rent based on the number of students attending our golf school at the site, thereby reducing our fixed expenses. As we expand our network of distributors throughout the United States, we will increase the number of sites, basing our selection on proximity to the distributor territories and the ability to provide for rent based on usage.


ACQUISITIONS AND SITE START-UP COSTS


         Our management believes that there are many single-location golf school and multiple-site golf school operations whose owners may see certain advantages to being part of a larger organization with several locations. Management believes that we can acquire such existing golf schools using a combination of stock and as little cash as possible. Acquisitions of currently operating golf schools will significantly increase our revenue base. As of the date of this Prospectus, there are no understandings, agreements, or arrangements for any acquisitions.



         The expenses associated with acquiring golf schools and opening new sites pertain to recruiting and training instructors and staff, rent, and advertising. These start-up costs of establishing these new facilities are incurred in advance of advertising the sites and booking students into the sites. Having established an infrastructure for our Destination Golf School operations, management believes that we can now achieve economies of scale in certain of our operations, in particular advertising, student bookings, and billing.


INTERNATIONAL OPERATIONS


         On May 6, 1997, we signed a five-year agreement with Sunkyong U.S.A., under which Sunkyong U.S.A. agreed to represent us in the Republic of Korea (South Korea) on an exclusive basis and to provide introductions to parties on a non-exclusive basis throughout the Pacific Rim relating to product sales, and Destination Golf School opportunities at sites in the Pacific Rim. Details with respect to each site and fees to be paid to Sunkyong U.S.A. are to be negotiated on a site-by-site basis. This agreement provides that Sunkyong U.S.A. has the option of purchasing up to 10,000 shares of our common stock at a price of $5.00 per share for each Destination Golf School site, up to 32 sites in total. Sites are subject to our approval. If all 32 sites are opened within the 5-year term of this agreement, we may be obligated to issue 320,000 additional shares of common stock.

         However, due to the current business and financial conditions in Asia generally and South Korea in particular, we have done no significant business to date under this agreement, and expect to do no significant business under this agreement until such time as Asian business and financial conditions improve.


MARKETING


         We market our products and services primarily through distributors who promote PRO with advertising campaigns in various media. To date, we have had a limited marketing budget. A key component of our strategy is to use available working capital to stimulate additional awareness and recognition of us and our services and products. Our marketing department has conducted research on the circulation, reader characteristics, and editorial content of various golf publications. Our advertising and article placement strategy is intended to provide national exposure, credibility and demand in the golf market. Our marketing strategy is planned to be broad based, combining advertising in golf publications, such as Golf Digest, with crossover advertising in other media intended to reach targeted demographic and psychographic groups. These media include, but are not limited to, high-end business and travel publications as well as electronic media, such as cable television network programming. Available capital would be used for larger ads running for consecutive months to establish some degree of name recognition with our targeted audience. In addition, we hope to take advantage of the marketing efforts of the operators of our Destination Golf School sites, as well as any future strategic alliances to expose us to a wider audience at no cost to us.



         We believe that, historically, recreational golfers have accepted and adopted ideas used on the professional golf tours. We intend to market our schools by keying on the physical and mental components of our curriculum in conjunction with the widespread use of fitness vans that now travel with the PGA Tour and the fact that many PGA Tour professionals now use sports psychologists as part of their normal preparation. In addition, we are currently in discussion with a number of PGA Tour professionals to find one or more spokesmen for us. We cannot assure you that we will be able to engage a PGA Tour professional to act as a spokesman. In addition, we expect that engaging a PGA Tour professional would involve significant compensation to such individual, in the form of cash, stock, options, or other compensation.



         One target of our marketing efforts relating to our Destination Golf Schools is executive training programs for the corporate market. We have created incentive packages for corporations to reward performance, entertain clients or as incentives for sales projects. As of December 31, 1999, we have conducted approximately 100 such programs to date, with an average attendance of 10 people. Our marketing staff attempts to make direct contact with the corporate market through advertising in trade journals and appearances at trade shows.


COMPETITION


         The golf instruction market is highly fragmented, with lessons available at a vast number of local golf courses, driving ranges and golf shops, as well as a large number of destination golf schools. Our Destination Golf Schools compete with all of these sources of golf instruction. Shaw Guides, an Internet travel information source that compiles golf instruction facilities, lists hundreds of different sources of golf instruction in the United States. Many of the local sites with which our schools compete have greater local name recognition and resources than us. Our Destination Golf Schools compete with several destination golf schools operated throughout the United States, including John Jacobs Golf Schools, David Leadbeateri Golf Academy, Nicklaus/Flick Game Improvement, Arnold Palmer Golf Academy and Golf Digest Schools. Many of the schools with which our Destination Golf Schools compete have greater resources, a larger number of sites, more prestigious locations or affiliations with well-known and respected golfers or golf instructors than we do. For example, John Jacobs Golf Schools has 30 schools and Golf Digest Schools offer instruction at 15 sites. While management believes that our program is unique in its emphasis on the distributor network for sales to corporations and growth through acquisitions, we cannot assure you that we will be able to compete in the marketplace.

                                    PROPERTY


         We lease approximately 7,800 square feet of space for administrative, office, and marketing functions in Denver, Colorado, through November 30, 2002. The Company believes that this property will be sufficient to meet our needs for the duration of the lease.



                                    EMPLOYEES


         As of December 31, 1999, we had 20 full-time and 3 part-time employees. None of our employees is represented by a labor union. We believe that our relationship with our employees is good.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers, their positions and ages are as follows:


          NAME                           AGE               POSITIONS
          ----                           ---               ---------
          William D. Leary               41                President, Treasurer and Director
          Robert B. Lange                73                Director
          John C. Weiner                 71                Director



         Our bylaws provide for a board of directors ranging from 1 to 9 members, with the exact number to be specified by the board. The number is currently fixed at 3 directors. All directors hold office until the annual meeting of stockholders next following their election, and until their successors have been elected and qualified. Officers serve at the discretion of the board of directors.



         There are no family relationships between any of our directors or executive officers. We do not pay our directors for their service as directors. Set forth below are brief descriptions of recent employment and business experience of our officers and directors.



         WILLIAM D. LEARY. From January 1993 until the present time, Mr. Leary has been our president. From May 1986 until January 1993, Mr. Leary was the president and CEO of the Innova Corporation, a golf distribution company. Mr. Leary was employed as a linebacker by the Denver Broncos of the National Football League from May 1983 to December 1984. From January 1985 through May 1986, Mr. Leary was rehabilitating from an injury that ended his football career and was employed as a golf teaching professional in the United States, Japan, Austria and Switzerland. Mr. Leary graduated with a bachelor of science degree in general education from Mesa College, Grand Junction, Colorado in May 1983.



         ROBERT B. LANGE. From 1955 to 1972, Mr. Lange was employed as president and CEO of Lange Ski Boot. Mr. Lange sold Lange Ski Boot in 1970, and since that time has been working as an independent consultant. Mr. Lange graduated with a bachelor of arts degree in economics from Harvard University in the spring of 1949 and earned his master of business administration degree from Southern Methodist University in 1951.



         JOHN C. WEINER. Mr. Weiner has been a director since 1995. Since 1982, Mr. Weiner has been chairman of the board of JCW Investments, Inc. and JCW Ventures. From 1971 to 1982, Mr. Weiner was founder and president of Trident Investment Management, Inc., a public and private pension and other investment account management service. Mr. Weiner sold Trident Investment Management to Pacific Inland Bancorp in 1982. From 1956 to 1969, Mr. Weiner was employed by Moody's Investors Service, serving as president and chief executive officer from 1966 until 1969. Mr. Weiner studied engineering at Westminster College and Yale University from 1945 to 1946; received a bachelor of arts degree in pre-med and finance from Ripon College in 1948; received a bachelor of science degree in finance and economics from the University of Chicago in 1950; and studied finance at Northwestern University from 1950 to 1952.


KEY EMPLOYEES AND CONSULTANTS

         In addition to the foregoing directors and officers, the following individuals are key employees of or consultants to the company:


         CHARLES "VIC" KLINE. Mr. Kline is a former director of the PGA. He is also a five-time Colorado PGA section president and five-time player of the year. Mr. Kline is a past Colorado Open and Rocky Mountain Open champion. Mr. Kline has agreed to join our board of directors when the company's stock is listed on an exchange.



         NEAL LAURIDSEN. As one of the founding principals and former Vice President and head of marketing for the Nike Corporation, Mr. Lauridsen will join the Board of Directors in January 2000, bringing 25 years of successful, worldwide marketing, corporate development, and expansion expertise.




                              CERTAIN TRANSACTIONS


         WEINER SUBSCRIPTION AGREEMENT. On July 15, 1998, we entered into a binding subscription agreement with Proformance Research Organization/Weiner, Inc. and/or Vanguard 21st Century Weiner Inc., referred to as "PROW." John C. Weiner is president and the sole shareholder of PROW and is one of our directors. Under this subscription agreement, PROW had agreed, on or before the final day of the offering commenced in February 1999, to subscribe for and purchase at $5.00 per share all shares not otherwise subject to subscriptions accepted by us. The offering did not close. PROW has loaned us $125,000, which was converted into 50,000 shares of common stock.



         LEARY EMPLOYMENT AGREEMENT. We entered into an employment agreement with William D. Leary, one of our officers and directors, dated July 1, 1998. The employment agreement is for a five-year term and provides for salary to Mr. Leary in the amount of $120,000 annually. Under the employment agreement, Mr. Leary is prohibited from competing against us for a period of one year from the date of termination of Mr. Leary's employment. A state court may determine not to enforce or only partially enforce this non-compete provision. As of December 31, 1998, we had not paid any salaries to Mr. Leary, resulting in an accrued expense of $60,000. The amount receivable from Mr. Leary, described in the paragraph below, has been offset against this accrued salary.



         ADVANCES TO OFFICER. During 1997, we advanced varying amounts to William D. Leary, our president. The balance of these advances at December 31, 1998 was $60,165. The advances are unsecured and have no set interest or repayment terms. As indicated below in "EXECUTIVE COMPENSATION," Mr. Leary did not receive any compensation during 1997. We made these advances to enable Mr. Leary to cover certain personal expenses. As described in the preceding paragraph, this loan has been offset against accrued salary owed to Mr. Leary.



         We believe that with the exception of the advances made to Mr. Leary, the terms of the above-described transactions were no less favorable to us than would have been obtained from a nonaffiliated third party for similar consideration. However, we lacked sufficient disinterested independent directors to ratify all of the transactions at the time the transactions were initiated. All ongoing and future transactions between us and our officers, directors or 5% shareholders will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties, and all such transactions (including forgiveness of any loans) will be approved by a majority of the independent members of our board of directors who do not have an interest in the transactions and who have access, at our expense, to our independent legal counsel. We have agreed with certain state regulatory authorities that so long as our securities are registered in such states, or one year from the date of this prospectus, whichever is longer, we will not make loans to its officers, directors, employees, or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

                             EXECUTIVE COMPENSATION


         We do not have any employment contracts with any of our officers or directors, except for Mr. Leary. Persons are employed by us on an at will basis, and the terms and conditions of employment are subject to change by us. Mr. Leary, our chief executive officer, did not receive any cash compensation and was not granted any stock options for the 1998 fiscal year. He had no stock options at December 31, 1998.



         The Company has no stock option plans at present but plans to implement a plan for its officers, employees, and directors.



                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding ownership by each officer and director, and all officers and directors as a group, as well as all persons who own greater than 5% of our outstanding shares, as of February 11, 2000, and as adjusted to reflect the issuance of the shares covered by this prospectus:



                                                                                      Percentage of Shares
                                                                                     Beneficially Owned (2)<F2>
                                                                         --------------------------------------------

                                                    Number of Shares             Before                  After
Name of Beneficial Owner (1)<F1>                   Beneficially Owned           Issuance                Issuance

William D. Leary (3)<F3>......................         1,856,400                 33.9%                   30.3%
Leah Leary (4)<F4>............................           946,200                 17.3%                   15.4%
J Paul Consulting (5)<F5>.....................           600,000                 11.0%                    9.8%
William Childs (6)<F6>........................           560,000                 10.1%                    9.0%
Robert B. Lange ..............................           154,000                  2.8%                    2.5%
John C. Weiner (7)<F7>........................           102,500                  1.0%                    1.7%

All executive officers and directors as a
group (3 persons) (3)<F3>(4)<F4>(7)<F7>.......         2,112,900                 37.7%                   34.5%

---------------

<F1>
(1) To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. The address of each of the persons in this table is as follows: c/o PROform golf, inc., 5335 West 48th Avenue, Denver, Colorado 80212.

<F2>
(2) Where persons listed on this table have the right to obtain additional shares of common stock through the exercise of outstanding options or warrants or the conversion of convertible securities within 60 days from February 11, 2000, these additional shares are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Based on 5,473,965 shares of common stock outstanding as of February 11, 2000, and 6,131,765 shares of common stock outstanding after the issuance of 467,800 shares for debt and 190,000 upon conversion of Series C Preferred Stock.

<F3>
(3) Includes 50,000 shares owned by Sean Leary and Keenan Leary, minor children of William D. Leary and Leah Leary. Includes 896,200 shares owned by Leah Leary, the wife of William D. Leary. William D. Leary has voting control over the shares owned by Leah Leary pursuant to a Voting Trust Agreement.

<F4>
(4) Includes 50,000 shares owned by Sean Leary and Keenan Leary. Excludes 910,200 shares owned by William D. Leary. William D. Leary has voting control over shares owned by Leah Leary pursuant to a Voting Trust Agreement.




                                                        20




<F5>
(5) The address of J Paul Consulting is 6041 South Syracuse Way, Suite 307, Englewood, Colorado 80111. The resale of these shares is covered by this prospectus.

<F6>
(6)  Includes 70,000 shares issuable upon conversion of a convertible debenture.

<F7>
(7) Before the issuance, Mr. Weiner owns 52,500 shares of common stock. He will be issued 50,000 shares of common stock for debt conversion.




                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue up to 20,000,000 shares of common stock, par value $0.0001 per share, and up to 1,000,000 shares of preferred stock, par value $0.0001 per share.

COMMON STOCK


         As of February 11, 2000, there were 5,473,965 shares of common stock outstanding, which were held of record by approximately 250 stockholders. All of such shares are "restricted securities" within the meaning of Rule 144 under the federal securities laws and are subject to limitations on resale imposed by Rule
144. There will be 6,131,765 shares of common stock outstanding after giving effect to the issuance of shares for debt repayment and conversion of the Series C preferred stock. In addition as of February 11, 2000, 210,000 shares of common stock were issuable upon conversion of long-term debt (at the election of the holders thereof) and there were outstanding warrants to acquire 659,000 shares of common stock.



         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK


         Upon the conversion of the Series C preferred stock and according to our certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the company. We have no present plan to issue any shares of preferred stock.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


         We are subject to Section 203 of the Delaware corporate statutes which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.


         In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general,
Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW


         As indicated above, our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the board of directors has the authority to issue undesignated preferred stock and, subject to certain limitations, to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the company.



         In addition, we are subject to the antitakeover provisions of Section 203 of the Delaware corporate statutes, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the company. Further, certain provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving us, which could adversely affect the market price of our common stock.


LISTING


         We will apply to have the common stock approved for quotation on the NASDAQ Small Cap Market once we meet listing standards.


TRANSFER AGENT AND REGISTRAR


         The transfer agent and registrar for our common stock is Corporate Stock Transfer. Its address is 3200 Cherry Creek Drive South, #430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

                              SELLING STOCKHOLDERS



REPAYMENT OF SHORT-TERM DEBT



         The following table sets forth information regarding holders of convertible promissory notes as of February 11, 2000. We are registering shares of common stock to repay this debt. The shares are being registered to permit public secondary trading of such shares, and each of the selling stockholders may offer the common stock for resale as they wish. None of the selling stockholders has had any position, office, or material relationship with us within the past three years, except as indicated below:



                                                        COMMON
                                                   SHARES ISSUABLE                              COMMON
                                                     UPON PAYMENT                            SHARES TO BE       PERCENTAGE
                                   AMOUNT OF          AND BEING           TOTAL COMMON       OWNED AFTER        OWNERSHIP
SELLING STOCKHOLDER                   DEBT            REGISTERED          SHARES OWNED           SALE           AFTER SALE

D. Gene & Darlene               $          2,500                1,000               1,500                500      0.01%
  Anderson
Barbara Brummet                 $          5,000                2,000               3,000              1,000      0.02%
Robert J. Buckley               $         10,000                4,000               5,000              1,000      0.02%
Betty Davis                     $         10,000                4,000               6,000              2,000      0.03%
Steven A. Dawes                 $         50,000               20,000              22,000              2,000      0.03%
Henry Deyle                     $          5,000                2,000               2,000                  0      0.00%
Leon Duda                       $         10,000                4,000               4,000                  0      0.00%
Irvin & Dennis Geffre           $         60,000               24,000              25,000              1,000      0.02%
Mildred J. Geiss                $         50,000               20,000              25,250              5,250      0.09%
John A. Geraghty                $         25,000               10,000              15,000              5,000      0.08%
Daryl C. Geyen                  $         15,000                6,000               6,000                  0      0.00%
Robert C. Gourlay               $          5,000                2,000               3,000              1,000      0.02%
  Revocable Trust
Elgene Graves                   $         20,000                8,000              10,000              2,000      0.03%
Michael Grebin                  $         15,000                6,000              14,500              8,500      0.14%
Kevin C. Gross                  $          2,500                1,000               1,500                500      0.01%
Donald L. Harper                $         20,000                8,000              19,500             11,500      0.19%
Todd Hayes                      $         15,000                6,000               9,000              3,000      0.05%
Dr. Mark L. Hedlund             $        100,000               40,000              62,000             22,000      0.36%
Michael Hendricks               $        125,000               50,000              85,000             35,000      0.57%
Dwight Hodges                   $         25,000               10,000              27,500             17,500      0.29%
Gary D. Hodgkinson              $          2,500                1,000               1,500                500      0.01%
Bonnie L. Johnson               $         10,000                4,000               4,000                  0      0.00%
Monte Jones                     $         10,000                4,000               5,000              1,000      0.02%
Randall L. Larson               $         15,000                6,000               6,000                  0      0.00%
Larry J. Laughlin               $         10,000                4,000               4,000                  0      0.00%
Frank Licata                    $          5,000                2,000               2,000                  0      0.00%
Robert N. Manniello             $         50,000               20,000              55,000             35,000      0.57%
James S. Manning                $         80,000               32,000              93,350             61,350      1.00%
Joseph Masiak                   $         10,000                4,000               8,000              4,000      0.07%
Michael Michog                  $         10,000                4,000               5,000              1,000      0.02%
Ross Morgan                     $         10,000                4,000               8,000              4,000      0.07%
David M. Munch                  $         37,500               15,000              22,500              7,500      0.12%
Geoff Murtha                    $          2,000                  800               1,200                400      0.01%
Wesley A. Olsen                 $         20,000                8,000              17,000              9,000      0.15%
Richard Plahn                   $          5,000                2,000               2,000                  0      0.00%
Joseph Rogness                  $         10,000                4,000               5,000              1,000      0.02%



                                       23




                                                        COMMON
                                                   SHARES ISSUABLE                              COMMON
                                                     UPON PAYMENT                            SHARES TO BE       PERCENTAGE
                                   AMOUNT OF          AND BEING           TOTAL COMMON       OWNED AFTER        OWNERSHIP
SELLING STOCKHOLDER                   DEBT            REGISTERED          SHARES OWNED           SALE           AFTER SALE

Louis G. Royston (1)<F1>        $         50,000               20,000             261,600            241,600      3.94%
Dale L. Severson                $         10,000                4,000               4,000                  0      0.00%
Beverly S. Smith                $          5,000                2,000               3,000              1,000      0.02%
August Stoffel                  $         10,000                4,000               4,000                  0      0.00%
Paul James Stoll                $          5,000                2,000               9,500              7,500      0.12%
Alfred Supan                    $          5,000                2,000               2,000                  0      0.00%
John P. Thimmesh                $         10,000                4,000               5,000              1,000      0.02%
James E. Torina                 $         50,000               20,000              81,000             61,000      0.99%
Thomas Trainer                  $         10,000                4,000               4,000                  0      0.00%
Kenneth & Marjorie Utt          $          2,500                1,000               1,500                500      0.01%
Mark B. Ward                    $         20,000                8,000              15,500              7,500      0.12%
Robert M. Ward                  $          5,000                2,000               2,000                  0      0.00%
John C. Weiner, Jr. (2)<F2>     $        125,000               50,000             102,500             52,500      0.86%
Jerry Yoder                     $          5,000                2,000               3,000              1,000      0.02%
TOTAL                           $      1,169,500              467,800           1,084,900            617,100     10.06%

----------

<F1>
(1)      Mr. Royston has been an employee of the company since December 1996.
(2)      Mr. Weiner has been a director of the company since 1995.



SERIES C PREFERRED STOCK



         The following table sets forth information regarding beneficial ownership of shares of our Series C preferred stock as of February 11, 2000. We are registering shares of common stock issuable upon conversion of the Series C preferred stock. The shares are being registered to permit public secondary trading of such shares, and each of the selling stockholders may offer the common stock for resale as they wish. None of the selling stockholders has had any position, office, or material relationship with us within the past three years, except as indicated below:



                                                        COMMON
                                    SERIES C       SHARES ISSUABLE                              COMMON
                                   PREFERRED         UPONCONVER-                             SHARES TO BE       PERCENTAGE
                                     SHARES         SION AND BEING        TOTAL COMMON       OWNED AFTER        OWNERSHIP
SELLING STOCKHOLDER                  OWNED            REGISTERED          SHARES OWNED           SALE           AFTER SALE

Stanford M. Baratz                        40,000               40,000              40,000                  0      0.00%
   Revocable Trust
Gary Hansberger                           20,000               20,000              30,000             10,000      0.16%
Peter E. Phelps                           40,000               40,000             102,100             62,100      1.01%
Ed Wilkinson                              40,000               40,000              62,000             22,000      0.36%
Kirkland C. Woodhouse                     50,000               50,000              75,000             25,000      0.41%
TOTAL                                    190,000              190,000             309,100            119,100      1.94%



SHARES OWNED BY DISTRIBUTORS



         The following table sets forth information regarding beneficial ownership of shares by our distributors as of February 11, 2000. We are registering all of their shares of common stock as an incentive plan to stimulate sales of Premium Links(TM) packages by them. The shares are being registered to permit public secondary trading of such shares, and each of the selling stockholders may offer the common stock for resale as they wish. None of the selling stockholders has had any position, office, or material relationship with us within the past three years, except as indicated below:



                                                                                                COMMON
                                                        COMMON                               SHARES TO BE       PERCENTAGE
                                                     SHARES BEING         TOTAL COMMON       OWNED AFTER        OWNERSHIP
SELLING STOCKHOLDER                                   REGISTERED          SHARES OWNED           SALE           AFTER SALE

Richard D. Cobb                                                 2,000               2,000                  0      0.00%
Gerald J. Evans                                                 2,000               2,000                  0      0.00%
Jeff Gerbing                                                    2,000               2,000                  0      0.00%
James R. Hatfield                                               2,000              16,000             14,000      0.23%
Mike Kaminsky                                                   1,000               1,000                  0      0.00%
Jeffrey T. Kern                                                 2,000               2,000                  0      0.00%
Neal Lauridsen                                                  4,000              11,000              7,000      0.11%
Roger Miller                                                    2,000               2,000                  0      0.00%
Anthony Monroe                                                  2,000               4,500              2,500      0.04%
Anthony Nappi                                                   1,000               1,000                  0      0.00%
Kevin Nelson                                                    2,000               2,000                  0      0.00%
Ollie J. Nutt                                                   2,000               2,000                  0      0.00%
Robert O'Brien                                                  2,000               2,000                  0      0.00%
Scott Simpson                                                   2,000               2,000                  0      0.00%
Thomas J. Squier                                                2,000               2,000                  0      0.00%
James E. Tornia                                                 2,000              61,000             59,000      0.96%
Yvonne Woods                                                    2,000               2,000                  0      0.00%
Eddy Wilkinson                                                  2,000              22,000             20,000      0.33%
Randall L. Wolff                                                2,000               2,000                  0      0.00%
David & Julianne Worrell                                        2,000               3,500              1,500      0.02%
TOTAL                                                          40,000             144,000            104,000      1.70%



SHARES OWNED BY OTHER STOCKHOLDERS



         In addition to the shares described above, we agreed to register the shares owned by the following:



                                                                                                COMMON
                                                        COMMON                               SHARES TO BE       PERCENTAGE
                                                     SHARES BEING         TOTAL COMMON       OWNED AFTER        OWNERSHIP
SELLING STOCKHOLDER                                   REGISTERED          SHARES OWNED           SALE           AFTER SALE

A.G. Ligne                                                     70,000              70,000                  0      0.00%
J Paul Consulting                                             600,000             600,000                  0      0.00%
TOTAL                                                         670,000             670,000                  0      0.00%



         We agreed to register the securities for resale by the selling stockholders to permit them to sell the shares as they wish in the market or in privately negotiated transactions. We have agreed to bear the expenses of registering the common stock, but not broker discounts and commissions if the selling stockholders resell the common stock.




                              PLAN OF DISTRIBUTION



         All or a portion of the securities offered through this prospectus by the selling stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. These transactions will be at market prices prevailing at the time, at prices related to such prevailing prices, or at negotiated prices. The selling stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders. The selling stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of federal securities laws. Any commissions received by such broker-dealers and any profits realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under federal securities laws.



        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and, if they act as agent for the purchaser of the securities, from such purchaser. Broker-dealers may agree with the selling stockholders to sell a specified number of securities at a stipulated price per share. To the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, it may purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire securities as principal may then resell these securities in transactions which may involve crosses and block transactions and which may involve sales to and through other broker- dealers, including transactions of the nature described above in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales broker-dealers may pay to or receive from the purchasers of these securities commissions computed as described above. To the extent required under the federal securities laws, a supplemental prospectus will be filed, disclosing

*        the name of any such broker-dealers;
*        the number of securities involved;
*        the price at which such securities are to be sold;
* the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
* that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and,
*        other facts material to the transaction.



         Under applicable rules and regulations under federal securities laws, any person engaged in the distribution of the resale of securities may not simultaneously engage in market making activities with respect to the securities of our company for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the federal securities laws, and the rules and regulations under these laws, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling stockholders.



         The selling stockholders will pay all commissions and other expenses associated with the sale of the common stock by them. The shares of common stock offered through this prospectus are being registered because of our contractual obligations with the selling stockholders, and we have paid the expenses of the preparation of this prospectus.



                         SHARES ELIGIBLE FOR FUTURE SALE


         Sales of a substantial number of shares of common stock after the date of this prospectus could adversely affect the market price of the common stock and could impair our ability to raise additional capital through the future sale of equity securities. After the issuance of shares to repay debt and convert the Series C preferred stock, we will have 6,131,765 shares of common stock outstanding. In addition, we will have outstanding warrants to purchase 659,000 shares of common stock, and 210,000 shares of Common Stock will be issuable upon conversion of certain long-term debt, at the election of the holders thereof. Under our agreement with Sunkyong U.S.A., we may also become obligated to issue up to 320,000 shares of common stock. Of the 6,131,765 shares to be outstanding, the 1,367,800 shares issued for debt repayment and preferred stock conversion, as well as the those owned by distributors and the two selling stockholders will be freely tradeable without restriction under federal securities laws unless they are held by our "affiliates," as that term is used in Rule 144 under the Securities Act.

         The remaining 4,763,965 outstanding shares are "restricted securities" within the meaning of Rule 144 and may be resold only in compliance with that Rule. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (a) one percent of the then outstanding shares or (b) the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. Furthermore, a person who is not deemed an "affiliate" of us and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above.


         There has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of the common stock.


                                  LEGAL MATTERS


         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.



                                     EXPERTS


         We have included the financial statements of the company as of and for the two years ending December 31, 1998, in reliance upon the report of Stark Tinter & Associates, LLC, independent public accountants, whose report has been included in this prospectus upon the authority of that firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION


         We have been subject to the reporting requirements under federal securities laws since February 1999. We have filed with the SEC a registration statement on Form SB-2 and amendments to the registration statement with respect to the securities offered through this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that are part of the registration statement. For further information about the securities and us, you should review the registration statement and the exhibits and schedules. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.



         You can inspect the registration statement, as well as the exhibits and the schedules, filed with the SEC without charge, at the SEC's office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.




                             REPORTS TO STOCKHOLDERS



         As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports, proxy statements, and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


                               Proformance Research Organization, Inc.
                                            Balance Sheet
                                         September 30, 1999
                                             (Unaudited)

                                               ASSETS
Current assets
   Cash                                                                                $      149,059
   Accounts receivable                                                                         40,459
   Deferred financing costs                                                                   113,623
   Prepaid expenses                                                                            10,000
                                                                                      ----------------
       Total current assets                                                                   313,141
                                                                                      ----------------

Property and equipment - net of accumulated depreciation                                       66,888
Deferred offering costs                                                                        84,626
Other assets                                                                                   10,785
                                                                                      ----------------

                                                                                       $      475,440
                                                                                      ================

                              LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
   Accounts payable and accrued expenses                                               $      659,005
   Current portion of long term debt                                                            7,062
   Related party payable                                                                        5,476
   Notes and bonds payable                                                                    265,000
   Notes and bonds payable, related party                                                   1,623,700
   Deferred revenue and deposits payable                                                      377,750
                                                                                      ----------------
       Total current liabilities                                                            2,937,993
                                                                                      ----------------

Long term debt
   Notes and bonds payable                                                                     11,703
   Bonds payable, related party                                                               172,500
                                                                                      ----------------
      Total Long term debt                                                                    184,203
                                                                                      ----------------

Other non-current liabilities
   Net liabilities of discontinued operations                                                  41,102
                                                                                      ----------------

Commitments and contingencies

Stockholders' deficiency
   Preferred stock, Series A, convertible, cumulative, no stated value,
     1,000,000 shares authorized, no shares issued and outstanding Preferred stock, Series B, convertible, cumulative, no stated value,
     1,000,000 shares authorized, no shares issued and outstanding Preferred stock, Series C, convertible, cumulative, no stated value,
     2,000,000 shares authorized, 40,000 shares issued and outstanding 66,667
   Common stock, $0.0001 par value, 10,000,000 shares authorized,
     4,499,465 shares, issued and outstanding                                                     450
   Additional paid-in capital                                                               2,229,469
   Accumulated deficit                                                                     (4,984,444)
                                                                                      ----------------
       Total stockholders' deficiency                                                      (2,687,858)
                                                                                      ----------------

                                                                                       $      475,440
                                                                                      ================

                 See accompanying notes to financial statements.

                     Proformance Research Organization, Inc.
                            Statements of Operations
     For the nine months and three months ended September 30, 1999 and 1998
                                   (Unaudited)

                                                   Nine months Ended                    Three months Ended
                                                  1999             1998               1999              1998
                                           ------------------ ---------------   ----------------   ---------------
Revenue                                     $        759,169   $     363,863     $      333,652     $     127,706
Cost of revenues                                     176,865         198,893             62,916            85,326
                                           ------------------ ---------------   ----------------   ---------------
Gross (loss) profit                                  582,304         164,970            270,736            42,380
                                           ------------------ ---------------   ----------------   ---------------

Operating expenses
  Sales, general and administrative                1,988,760       1,195,063            646,120           423,529
  Depreciation                                         6,005           2,700                900               900
                                           ------------------ ---------------   ----------------   ---------------
    Total operating expenses                       1,994,765       1,197,763            647,020           424,429
                                           ------------------ ---------------   ----------------   ---------------

Operating (loss)                                  (1,412,461)     (1,032,793)          (376,284)         (382,049)

Interest expense                                      66,381          54,265             17,091            18,972
                                           ------------------ ---------------   ----------------   ---------------

(Loss) from continuing operations                 (1,478,842)     (1,087,058)          (393,375)         (401,021)

Discontinued operations
  (Loss) from discontinued operations                 (1,700)         (6,150)                  -                 -
                                           ------------------ ---------------   ----------------   ---------------

Net (Loss)                                  $     (1,480,542)  $  (1,093,208)    $     (393,375)    $    (401,021)
                                           ================== ===============   ================   ===============

Per share information
   Weighted average shares outstanding             4,191,529         939,287          4,462,532         1,039,287
                                           ================== ===============   ================   ===============
   (Loss) per common share
     (Loss) from continuing operations      $          (0.35)  $       (1.16)    $        (0.09)    $       (0.39)
     (Loss) from discontinued operations               -               -                  -                 -
                                           ------------------ ---------------   ----------------   ---------------
 Net (loss) per common share                $          (0.35)  $       (1.16)    $        (0.09)    $       (0.39)
                                           ================== ===============   ================   ===============


                 See accompanying notes to financial statements.



                              Proformance Research Organization, Inc.
                                      Statements of Cash Flows
                       For the nine months ended September 30, 1999 and 1998
                                            (Unaudited)


                                                                     1999                 1998
                                                              -------------------  ------------------
Cash flows from operating activities:
Net (loss)                                                     $      (1,480,542)   $     (1,093,208)
Adjustments to reconcile net loss
 to net cash (used in) operating
 activities:
   Depreciation and amortization                                           6,005               2,700
   Changes in assets and liabilities                                     671,998             116,371
                                                              -------------------  ------------------
      Net cash (used in) operating activities                           (802,539)           (974,137)
                                                              -------------------  ------------------

Cash flows from investing activities:
  Purchase of fixed assets                                                (7,599)            (47,686)
                                                              -------------------  ------------------
     Net cash (used in) investing activities                              (7,599)            (47,686)
                                                              -------------------  ------------------

Cash flows from financing activities:
  Net proceeds from notes and bonds payable, related party               842,152             (52,500)
  Net proceeds from issuance of preferred stock series A                     -               496,890
  Net proceeds from issuance of preferred stock series C                  66,667                 -
  Net proceeds from issuance of common stock                              63,333                 -
  Net proceeds from note and bonds payable                               (17,725)            573,826
                                                              -------------------  ------------------
     Net cash provided by financing activities                           954,427           1,018,216
                                                              -------------------  ------------------

Net increase in cash                                                     144,289              (3,607)

Beginning - cash                                                           4,770               4,761
                                                              -------------------  ------------------

Ending - cash                                                  $         149,059    $          1,154
                                                              ===================  ==================




                 See accompanying notes to financial statements.

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


1.  ACCOUNTING POLICIES

Basis of presentation - The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310 (b) of Regulation S-B. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for the periods indicated have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

The Company was incorporated in 1993 in Colorado under the name of World Associates, Inc. The accompanying financial statements for the nine months ended September 30, 1998 include the accounts of the Company and its wholly owned subsidiary Proformance Research Organization, Inc. ("PRO"), a Delaware corporation. All significant inter-company accounts and transactions have been eliminated. In July 1998, the Company merged into PRO, with PRO surviving; accordingly, these financial statements are not consolidated after that date.

Net loss per share - The net loss per share amounts are based on the weighted average number of common shares outstanding for the period. Potential common shares and the computation of diluted earnings per share are not considered, as their effect would be anti-dilutive.


STOCKHOLDERS' EQUITY

During the nine months ended September 30, 1999 the Company issued 263,605 shares of its Common Stock valued at $1.43 per share as inducements for loan funds received. In addition the Company issued 37,000 shares of Common Stock valued at $1.43 per share as extension fees for loans outstanding and 42,000 shares of Common Stock for $63,333 in cash.

During February 1999 all of the issued and outstanding shares of Preferred Stock, Series A (857,850 shares) and Series B (648,200 shares) were converted into shares of the Company's Common Stock at the rate of one share of Common Stock for each share of Preferred Stock.

During September 1999 the Company authorized the issuance 2,000,000 shares of Preferred Stock, Series C ("Series C"). The Series C has no voting rights and pays no dividends. Each share of Series C is convertible into one share of common stock at the effective date of the Company's post effective amendment to its registration with the Securities and Exchange Commission. The Company issued 40,000 shares of Series C for $66,667 in cash.

                     PROFORMANCE RESEARCH ORGANIZATION, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998





CONTINUING LOSSES, DEFICIT IN EQUITY AND NEGATIVE WORKING CAPITAL

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Further, at September 30, 1999, current liabilities exceeded current assets by $2,624,852 and total liabilities exceed total assets by $2,687,858.

These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue operations as a going concern is dependent upon its success in (1) obtaining additional capital; (2) paying its obligations timely; and (3) ultimately achieving profitable operations. The financial statements do not include any adjustments, which might result from the outcome of these uncertainties.

The Company intends to file a post-effective amendment to its registration statement. Proceeds from such an offering would provide the Company with additional working capital and, to the extent that notes and bonds issued by the Company are converted into equity, the Company's liabilities would be decreased. There are no assurances that (1) the Company will be able to complete a post-effective amendment to its registration statement on a timely basis; (2) any shares will be sold in the offering; or (3) notes or bonds payable will be converted into equity as part of the offering.


SUBSEQUENT EVENTS

Earlier in 1999, the Company offered for sale 1,000,000 shares of common stock in a registered public offering at a price of $5.00 per share. The offering, which was deemed effective in February 1999 and conducted on a best efforts, all or none basis, was not successful. The Company is in the process of preparing a post effective amendment to this registration statement, the terms of which may change. The Company anticipates filing the post effective amendment to the registration statement during the fourth quarter of 1999.

                        REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
  Proformance Research Organization, Inc.

We have audited the accompanying balance sheet of Proformance Research Organization, Inc. (fka World Associates Inc.) as of December 31, 1998, and the related statements of operations, stockholders' deficiency, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Proformance Research Organization, Inc. (fka World Associates Inc.) as of December 31, 1998, and the results of its operations, and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.

As shown in the financial statements, the company incurred a net loss of $2,133,279 for 1998 and has incurred substantial net losses for each of the past five years. At December 31, 1998, current liabilities exceed current assets by $1,663,880 and total liabilities exceed total assets by $1,786,624. These factors, and the others discussed in Note "Continuing Losses, Deficit in Equity and Negative Working Capital", raise substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue in existence.



/s/Stark Tinter & Associates, LLC
Stark Tinter & Associates, LLC
Englewood, Colorado
May 25, 1999

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                                  Balance Sheet
                                December 31, 1998

                                     ASSETS
Current assets
   Cash                                                     $   4,770
   Due from employees                                           6,209
   Note receivable                                             18,000
   Deferred financing costs                                    96,653
                                                           -----------
       Total current assets                                   125,632

Property and equipment - net of accumulated depreciation       68,482
Deferred offering costs                                        34,626
Other assets                                                    4,663
                                                           -----------

                                                            $ 233,403
                                                           ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
   Accounts payable and accrued expenses                    $ 484,970
   Current portion of long term debt                            7,077
   Related party payable                                       18,524
   Notes and bonds payable                                    265,000
   Notes and bonds payable, related party                     768,500
   Deferred revenue and deposits payable                      245,441
                                                           -----------
       Total current liabilities                            1,789,512
                                                           -----------

Long term debt
   Notes and bonds payable                                     29,413
   Bonds payable, related party                               160,000
                                                           -----------
      Total Long term debt                                    189,413
                                                           -----------

Other non-current liabilities
   Net liabilities of discontinued operations                  41,102
                                                           -----------

Commitments and contingencies

Stockholders' deficiency
   Preferred  stock,  Series  A, convertible,
     cumulative,  no  stated  value,
     1,000,000 shares authorized, 857,850
     shares issued and outstanding                          1,225,500
   Preferred  stock,  Series  B,  convertible,
     cumulative,  no  stated  value,
     1,000,000 shares authorized, 648,200 issued
     and outstanding                                          212,800
   Common stock, no par value, 10,000,000 shares
     authorized, 2,650,810 shares,
     issued and outstanding                                   278,978
   Accumulated deficit                                     (3,503,902)
                                                           -----------
       Total stockholders' deficiency                      (1,786,624)
                                                           -----------

                                                            $ 233,403
                                                           ===========

                See accompanying notes to financial statements.


                            Proformance Research Organization, Inc.
                                  (fka World Associates Inc.)
                                    Statements of Operations
                         For the years ended December 31, 1998 and 1997

                                                                      1998             1997
                                                                ----------------   -------------
Revenue                                                         $       189,740    $    119,072
Cost of revenues                                                        353,268          95,545
                                                                ----------------   -------------
Gross (loss) profit                                                    (163,528)         23,527
                                                                ----------------   -------------

Operating expenses
  Sales, general and administrative                                   1,879,183         678,214
  Depreciation                                                            8,810           3,616
                                                                ----------------   -------------
    Total operating expenses                                          1,887,993         681,830
                                                                ----------------   -------------

Operating (loss)                                                     (2,051,521)       (658,303)

Interest expense                                                         78,695          31,632
                                                                ----------------   -------------

(Loss) from continuing operations                                    (2,130,216)       (689,935)

Discontinued operations
  (Loss) from operations of Team Family segment,
    estimated to be disposed of on or before
    December 31, 1999                                                    (3,063)         (3,063)
                                                                ----------------   -------------

Net (Loss)                                                      $    (2,133,279)   $   (692,998)
                                                                ================   =============

Per share information
   Weighted average shares outstanding                                  939,287         868,188
                                                                ================   =============
   (Loss) per common share
     (Loss) from continuing operations                          $         (2.27)   $      (0.80)
     (Loss) from discontinued operations                                    NIL             NIL
                                                                ----------------   -------------
 Net (loss) per common share                                    $         (2.27)   $      (0.80)
                                                                ================   =============

                 See accompanying notes to financial statements.

                     Proformance Research Organization, Inc.
                          (fka World Associates Inc.)
                     Statements of Stockholders' Deficiency
                 For the years ended December 31, 1998 and 1997

                                                            Preferred Stock        Preferred Stock
                                     Common Stock              Series A                Series B
                                 --------------------   -----------------------    ------------------     Accumulated
                                   Shares     Amount     Shares        Amount      Shares     Amount        Deficit       Total
                                 ---------   --------   -------      ----------    -------   --------     ------------ ------------
Balance at January 1, 1997         890,693   $ 82,029    31,000      $  155,000    135,000   $150,050       $(677,625)   $(290,546)

Bonds converted to stock                                 20,800         104,000     20,000     25,000                      129,000

Issuance of stock for cash                               63,850         319,250     30,200     37,750                      357,000

Stock issued in consideration
  for loans received                 1,071         11                                                                           11

Stock issued in consideration
  for services rendered              5,500         55     1,250           6,250                                              6,305

Net (Loss) for 1997                                                                                           (692,998)   (692,998)
                                 ---------   --------   -------      ----------    -------   --------     ------------ ------------
Balance at December 31, 1997       897,534     82,095   116,900         584,500    185,200    212,800     (1,370,623)    (491,228)

Issuance of stock for cash
  at $5.00  per share                                    96,300         481,500                                            481,500


Stock issued in consideration
  for loans received at
  $4.00 per share                   12,500     50,000                                                                       50,000

Conversion of shares upon
  the Company's merge into
  its wholly owned subsidiary    1,638,061              533,000                    463,000                                      -

Issuance of stock for cash
  at $1.43 per share                                     41,650          59,500                                             59,500

Debt converted to stock
  at $1.43 per share                                     70,000         100,000                                            100,000

Stock issued in consideration
  for loans received at
  $1.43 per share                  100,213    143,305                                                                      143,305

Stock issued in consideration
  for services rendered at
  $1.43 per share                    2,502      3,578                                                                        3,578

Net (Loss) for 1998                                                                                        (2,133,279)  (2,133,279)
                                 ---------   --------   -------      ----------    -------   --------     ------------ ------------
Balance at December 31, 1998     2,650,810   $278,978   857,850      $1,225,500    648,200   $212,800     $(3,503,902) $(1,786,624)
                                 =========   ========   =======      ==========    =======   ========     ============ ============



                 See accompanying notes to financial statements.



                             Proformance Research Organization, Inc.
                                   (fka World Associates Inc.)
                                    Statements of Cash Flows
                         For the years ended December 31, 1998 and 1997


                                                                     1998               1997
                                                               -----------------   --------------
Cash flows from operating activities:
Net (loss)                                                     $     (2,133,279)   $    (692,998)
Adjustments to reconcile net loss
 to net cash (used in) operating
 activities:
   Depreciation and amortization                                          8,810            3,616
Changes in assets and liabilities:
  (Increase) in due from employees                                       (6,209)             -
  (Increase) in note receivable                                         (18,000)             -
  (Increase) in deferred offering costs                                 (34,626)             -
  (Increase) in due from officer                                            -            (37,796)
  Decrease in prepaid expenses                                              -              4,299
  Decrease (increase) in other assets                                       505           (1,855)
  Increase in accounts payable and accrued expenses                     340,761          125,161
  Increase (decrease) in related party payable                           18,524           (1,364)
  Increase in deferred revenue and deposits payable                     234,330           11,111
  (Decrease) in liabilities of discontinued operations                  (14,038)         (17,836)
      Total adjustments                                                 530,057           85,336
                                                               -----------------   --------------
      Net cash (used in) operating activities                        (1,603,222)        (607,662)
                                                               -----------------   --------------

Cash flows from investing activities:
  Purchase of fixed assets                                              (59,411)         (10,288)
                                                               -----------------   --------------
     Net cash (used in) investing activities                            (59,411)         (10,288)
                                                               -----------------   --------------

Cash flows from financing activities:
  Proceeds from notes and bonds payable, related party                1,035,500           65,000
  Payment on notes and bonds payable, related party                    (407,000)             -
  Common stock issued for inducements                                    96,653              -
  Net proceeds from issuance of common stock                                -                 65
  Net proceeds from issuance of preferred stock series A                641,000          429,500
  Net proceeds from issuance of preferred stock series B                    -             62,750
  Proceeds from note and bonds payable                                  299,166           60,081
  Payments on note and bonds payable                                     (2,677)             -
                                                               -----------------   --------------
     Net cash provided by financing activities                        1,662,642          617,396
                                                               -----------------   --------------

Net increase (decrease) in cash                                               9             (554)

Beginning - cash                                                          4,761            5,315
                                                               -----------------   --------------

Ending - cash                                                  $          4,770    $       4,761
                                                               =================   ==============


                See accompanying notes to financial statements.


                                      Proformance Research Organization, Inc.
                                            (fka World Associates Inc.)
                                        Statement of Cash Flows (continued)
                                   For the years ended December 31, 1998 and 1997


Supplemental Cash Flow Information:
                                                                                      1998                1997
                                                                                ----------------    ----------------
 Non-cash Financing activities excluded above-
  Preferred Stock, Series A issued for consulting services                                   -                 6,000
  Common Stock issued for consulting services                                              3,578               2,320
  Common Stock issued as an inducement for notes payable                                 193,305                  25
  Preferred Stock, Series A issued for bonds payable converted                               -               104,000
  Preferred Stock, Series B issued for bonds payable converted                               -                25,000
  Notes payable, stockholder converted to bonds payable, stockholder                         -                50,000























                See accompanying notest to financial statements.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements




SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated in 1993 in Colorado under the name of World Associates, Inc. The accompanying financial statements for the year ended December 31, 1997 include the accounts of the Company and its wholly owned subsidiary Proformance Research Organization, Inc. ("PRO"), a Delaware corporation. All significant inter-company accounts and transactions have been eliminated. On July 31, 1998, the Company merged into PRO, with PRO surviving (see "Merger"), accordingly, these financial statements are not consolidated after that date.

The Company conducts destination golf schools by contracting with existing facilities to provide instruction. The Company also earns annual license fees from distributors in exchange for certain non-exclusive rights.

Revenue recognition

Revenues are recognized in the period when the customer attends the golf school. Revenues collected in advance of attendance are deferred. Selling and promotional expenses are charged to expense as incurred. Revenue from license fees collected pursuant to distributor agreements is deferred until the Company fulfills all requirements of the agreement.

Depreciation

The cost of equipment is depreciated over the estimated useful lives (5 years) of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes.

Use of estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions the affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods.

The  Company  attempts  to  make  reasonably  dependable   estimates.   However,
uncertainties inherent in the estimation process, actual results could differ from those estimates.

Net loss per share

The net loss per share amounts are based on the weighted average number of common shares outstanding for the period. Potential common shares and the computation of diluted earnings per share are not considered as their effect would be anti-dilutive.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive loss

There were no items of comprehensive loss for the years ended December 31, 1998 and 1997, and thus net loss is equal to comprehensive loss for those years.

Reclassifications

Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no effect on net loss as previously reported.

Product Concentration

The Company currently derives most of its revenues from destination golf schools. The Company expects that these revenues will continue to account for substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of destination golf schools and enhancements thereto. There can be no assurance that these golf schools will achieve continued market acceptance. A decline in demand for, or market acceptance of, destination golf schools as a result of competition, technological change or other factors could have a material adverse effect on the Company's business, operating results and financial condition.

Fair value

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1998. The respective carrying value of certain on-balance- sheet financial instruments approximate their fair values. These financial instruments include cash, notes receivable, amounts due from and payable to related parties, accounts payable, accrued expenses and notes and bonds payable. Fair values for their financial instruments were assumed to approximate carrying values for these financial instruments because they are short term in nature. The fair value of the Company's long-term debt approximate its carrying value based on the current rates offered to the Company for debt of the same remaining maturities.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost, less accumulated depreciation at December 31, 1998:

                  Furniture and fixtures                                $31,429
                  Leasehold improvements                                  2,353
                  Equipment                                              23,413
                  Vehicle                                                32,313
                                                                       --------
                                                                         89,508
                  Less: Accumulated depreciation                         21,026
                                                                       --------
                           Total                                        $68,482
                                                                       ========

For the years ended December 31, 1998 and 1997, depreciation expense charged to operations was $8,810 and $3,616, respectively.


MERGER

On July 31, 1998, the Company merged into PRO, its subsidiary, with PRO surviving. On that date, each issued and outstanding share of the Company's Series A Convertible Preferred Stock was converted into 3.5 shares of Series A stock of PRO. Also, each issued and outstanding share of the Company's Series B Convertible Preferred Stock was converted into 3.5 shares of Series B of PRO. The Company's issued and outstanding Common Stock were converted into 2.8 shares common stock of PRO. The currently issued and outstanding shares of PRO held by the Company were cancelled at the effective time of merger.


LEASE OBLIGATION

The Company leases office space under an operating lease arrangement for $2,500 per month. The lease expires on September 30, 1999.

Minimum future lease payments required as of December 31, 1998 under this non-cancelable operating lease is $30,000.

For the years ended December 31, 1998 and 1997, the amounts charged to operations for rent expense were $54,086 and $29,088, respectively.


RELATED PARTY TRANSACTIONS

During 1998, the Company advanced various amounts to the president of the Company. The balance of the advances at December 31, 1998 was $60,165. These advances are not collateralized and have no set interest or repayment terms.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


RELATED PARTY TRANSACTIONS (CONTINUED)

The Company entered into an employment agreement for the position of President and Chief Executive Officer on July 1, 1998. The agreement has a five-year term which expires on June 30, 2003. The base compensation is a minimum of $120,000 per year to be paid on the first and fifteenth of each month. In addition to the base compensation incentive compensation will be determined by the Compensation Committee of the Board of Directors and begins on January 1, 1999. During the term of employment and in the event of termination of employment the employee cannot directly or indirectly own or manage a similar business within a four hundred-mile radius. As of December 31, 1998 the Company has not paid any salaries to this employee, therefore there is an accrued expense of $60,000. The amount receivable from this officer has been offset against amounts owed.

As of December 31, 1998, the Company owes to a shareholder $13,048 in general and administrative expenses paid for by the shareholder on behalf of the Company.

On November 2, 1998 the Company entered into a Common Stock Purchase Agreement. The agreement provides that the investor will purchase a number of shares of the Company's common stock equal to the number of common shares not purchased in the Registration Statement on Form SB-2 filed under the Securities Act of 1933 (see "Subsequent Events").


NOTES AND BONDS PAYABLE

         The following is a summary of notes payable at December 31, 1998:

                  SHORT-TERM:

                  8% promissory  notes payable,
                  principal and interest due July
                  15,  1999,   warrant   inducements
                  (see  "Stock   Warrants"), unsecured           $ 250,000

                  10% promissory note payable,
                  principal and interest due July 4,
                  1999, unsecured                                   10,000

                  12% convertible bonds payable,
                  interest payable semi-annually
                  (in   default),   convertible
                  at  any  time  into  Series  A
                  Convertible  Preferred Stock at
                  rate of $5 per share, annually
                  redeemable on the anniversary date
                  of issuance at the holders option,
                  unsecured                                          5,000
                                                                 ---------
                                                                 $ 265,000
                                                                 =========

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


NOTES AND BONDS PAYABLE (CONTINUED)

         The following is a summary of notes payable at December 31, 1998 (continued):

                  SHORT-TERM, RELATED PARTY:

                  12%  convertible  bonds  payable
                  to  stockholders,   interest payable
                  semi-annually  (currently in default),
                  convertible at any time into Series A
                  Convertible  Preferred Stock at rate
                  of $5 per share,  annually  redeemable
                  on the anniversary date of issuance at
                  the holders option, unsecured                  $ 175,000

                  8%  promissory  notes payable to
                  stockholders,  principal and interest
                  due within  five  business  days of
                  first  available proceeds from the
                  Company's public offering,  common
                  stock and warrants inducements
                  (see "Subsequent Events",
                  "Stockholders' Equity" and "Stock
                  Warrants"), unsecured                            390,000

                  10% promissory  notes payable to
                  stockholders,  principal and interest
                  due within  five  business  days of
                  first  available proceeds from the
                  Company's public offering, stock
                  inducements (see "Stockholders'
                  Equity"), unsecured                              185,000

                  10%  promissory  notes  payable
                  to  employee,  principal  and interest
                  due  April  30,  1999 and July 31,
                  1999,  unsecured                                  18,500
                                                                 ---------
                                                                 $ 768,500
                                                                 =========

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


NOTES AND BONDS PAYABLE (CONTINUED)

              The following is a summary of notes payable at December 31, 1998 (continued):

                  LONG-TERM:

                  8.90% note  payable,  principal and
                  interest of $744 due in 42 monthly
                  installments beginning August 1998,
                  collateralized by vehicle                       $ 23,990

                  12% convertible bonds payable,
                  interest payable semi-annually (in
                  default),   convertible   at  any  time
                  into  Series  A Convertible  Preferred
                  Stock at rate of $5 per share, annually
                  redeemable on the anniversary date of
                  issuance at the holders option, unsecured         12,500
                                                                  --------
                                                                    36,490
                                  Less current portion               7,077
                                                                  --------
                                                                  $ 29,413
                                                                  ========

                  LONG-TERM, RELATED PARTY:

                  12%  convertible  bonds  payable  to
                  stockholders,   interest payable semi-
                  annually  (currently in default),
                  convertible at any time into Series A
                  Convertible  Preferred Stock at rate of
                  $5 per share,  annually  redeemable on
                  the anniversary date of issuance at the
                  holders option, unsecured                      $ 160,000
                                                                 =========


DEFERRED REVENUE AND DEPOSITS PAYABLE

During 1998, the Company entered into a number of distributorship agreements. These agreements required that the distributor pay to the Company an agreed upon annual license fee in exchange for a non-exclusive right to sell products created by or manufactured for the Company in a designated territory, as well as, training, materials and two-days of sales assistance. The Company collected deposits of license fees in the amount of $115,000, however, recognition of this revenue was deferred as all of the requirements of the agreement had not been fulfilled as of December 31, 1998.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


STOCKHOLDERS' EQUITY

During 1997, the Company issued 1,071 shares of Common Stock as inducements for loan funds received. Also, during 1997, the Company issued 5,500 shares of Common Stock and 1,250 shares of Series A Convertible Preferred Stock ("Series A") in exchange for consulting services rendered. The cost of the services has been charged to operations.Prior to the Company's merger into its wholly owned subsidiary (see "Merger"), the Company issued 96,300 shares of Series A at $5.00 per share for cash of $481,500.Also prior to the merger, the Company issued 12,500 shares of Common Stock for $4.00 per share as inducements for loan funds received.Upon the merger taking place on July 31, 1998 (see "Merger"), the Company issued 1,638,061 shares of Common Stock, 533,000 shares of Series A and 463,000 of Series B Convertible Preferred Stock ("Series B").During 1998, the Company issued 41,650 shares of Series A at $1.43 for cash of $59,500. Also during 1998, the Company converted $100,000 in debt to 70,000 shares of Series A.

The Company also issued 100,213 shares of Common Stock at $1.43 per share as inducements for loan funds received.

In addition during 1998, the Company issued 2,502 shares of Common Stock at $1.43 per share for consulting services rendered. The cost of the services has been charged to operations and stockholders' equity has been increased by $3,578.

The Company's Series A and Series B have no voting rights and pay cumulative dividends at the rate of 0.000492% per share of the Company's pre-tax profits until such time as the holder shall have received $5 per share. Thereafter, the dividend rate is 0.00005% of the Company's pre-tax profits. The dividend on the Series B stock shall be junior in preference to the dividend payable on the Series A stock and no dividends shall be paid on the Series B stock until the dividend payable on the Series A stock shall have been declared and paid or a sum sufficient for payment thereof set apart. There have been no dividends accrued for 1998 or 1997.

Series A stock and Series B stock is convertible into one share of common stock at any time at the option of the holder after the date of issuance. Series A stock will be automatically converted into one share of common stock in February 1999, when the Company's offering document became effective.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


STOCK WARRANTS

As a loan inducement the Company has granted Common Stock Warrants during the year ended 1998, at a rate of one warrant for each five dollars invested. The exercise price of each warrant is $6.00 per share. The maximum term of the warrant is five years. All of 123,000 warrants granted are fully vested.

The Company applies APB Opinion 25 in accounting for the stock compensation plan. No compensation cost has been recognized for the year ended December 31, 1998. Had the Company elected to account for stock based compensation pursuant to SFAS No. 123 "Accounting for Stock Based Compensation" net loss and earnings per share would have been reduced as follows for the year ended December 31, 1998:

                                            AS REPORTED         PRO FORMA
         Net  loss                          ($2,133,279)        ($2,168,452)
                                            ============        ============

         Basic earnings per share           ($2.27)             ($2.31)
                                            =======             =======

For pro forma disclosures, the options' estimated fair value was amortized over their expected 5 year life. The fair value for these options was estimated at the date of grant using an option pricing model. The model requires the input of highly subjective assumptions. In management's opinion, the existing models do not provide a reliable single measure of the value of stock options. The following weighted average assumptions were used to estimate the fair value of these options: expected price volatility 352.85%, risk free interest rate 4.8% and expected life of options 5 years.

Following is a summary of the status of the options during the period ended December 31, 1998:

                                                                                          Weighted
                                                                                          Average
                                                             Number of                    Exercise
                                                               Shares                       Price
                                                             --------                     ---------
Outstanding at January 1, 1998                                   -                            -

         Granted                                              123,000                       $6.00
         Exercised                                               -                            -
         Forfeited                                               -                            -

Outstanding at December 31, 1998                              123,000                       $6.00
                                                              =======                     =======

Options exercisable at December 31, 1998                      123,000
                                                              =======

Weighted average fair value of options
 granted during year                                          $1.43
                                                              =====


                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


STOCK WARRANTS (CONTINUED)

The status of all options outstanding at December 31, 1998 is 123,000 options with an exercise price of $6.00, a weighted average remaining contractual life of 5 years and a weighted average exercise price of $6.00. All of these options are exercisable at December 31, 1998 at a weighted average exercise price of $6.00.


DISCONTINUED OPERATIONS

On December 31, 1996, the company adopted a formal plan to dispose of the Team Family segment of the business, a system of parenting and family development on videotape and in a booklet. As of December 31, 1998 the disposal has not yet been completed.

Net liabilities of discontinued operations consisted of the following at December 31, 1998:

                  Accounts payable                    $    934
                  Due to distributors                    7,300
                  Short-term note payable               32,868
                                                      --------
                                                      $ 41,102
                                                      ========

DESTINATION GOLF SCHOOL AGREEMENTS

The Company has agreements with golf courses located in Arizona, Colorado, Florida and Nevada. In exchange for $110,000 in annual license fee expense and other miscellaneous fees varying from course to course, the Company received supplies, storage and access to golf facilities. The Company's golf school revenues are generated from schools taught at these locations and these costs are included in cost of revenues on the income statement.


DEFERRED FINANCING COSTS

During the year ended December 31, 1998, the Company recorded $96,653 in deferred financing costs as an offset to the common stock issued as inducements for loan funds received (see "Stockholders' Equity"). One half of the deferred financing costs were expensed in 1998 and the remaining costs will be expensed in 1999 in conjunction with the completion of the Initial Public Offering (see "Subsequent Events" ).


DEFERRED OFFERING COSTS

During the year ended December 31, 1998, the Company incurred $34,626 in professional fees which relate directly to the initial public offering currently in process.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


YEAR 2000 COMPLIANCE

The Company has assessed its exposure to date sensitive computer software programs that may not be operative subsequent to 1999 and has implemented a requisite course of action to minimize Year 2000 risk and ensure that neither significant costs nor disruption of normal business operations are encountered. However, because there is no guarantee that all systems of outside vendors or other entities affecting the Company's operations will be 2000 compliant, the Company remains susceptible to consequences of the Year 2000 issue.


INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The net operating loss carryforward as of December 31, 1998 is approximately $3,500,000, which will expire through year 2018. The tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. The expected tax benefit that would result from applying federal statutory tax rates to the pre-tax loss differs from amounts reported in the financial statements because of the increase in the valuation allowance.


CONTINUING LOSSES, DEFICIT IN EQUITY AND NEGATIVE WORKING CAPITAL

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Further, at December 31, 1998, current liabilities exceeded current assets by $1,663,880 and total liabilities exceed total assets by $1,786,624.

These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue operations as a going concern is dependent upon its success in (1) obtaining additional capital; (2) paying its obligations timely; and (3) ultimately achieving profitable operations. The financial statements do not include any adjustments which might result from the outcome of these uncertainties.

The Company is in the process of completing an offering of common stock for sale in a Public Offering (see "Subsequent Events"). Management believes this offering will provide the opportunity to obtain additional capital.

                     Proformance Research Organization, Inc.
                           (fka World Associates Inc.)
                          Notes to Financial Statements
                                   (continued)


SUBSEQUENT EVENTS

The Company is in the Process of offering for sale 1,000,000 shares of common stock in a registered public offering at a price of $5.00 per share. The offering was deemed effective in February 1999 and is being sold on a best efforts, all or none basis. Upon successful completion of the offering the Company anticipates receiving approximately $4,250,000 in net proceeds.

Series A and Series B stock converted to Common Stock at a 1:1 ratio at the effective date of this offering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

         The Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

         The Agency Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Placement Agent of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than Placement Agent discounts and commissions, are as follows:

                                                                                  AMOUNT*<F1>
                                                                                  ------
         Securities and Exchange Commission Filing Fee.................           $ 1,983
         NASD Filing Fee...............................................             1,075
         Accounting Fees and Expenses..................................            25,000
         Blue Sky Fees and Expenses....................................             6,785
         Placement Agent Expenses......................................           150,000
         Legal Fees and Expenses.......................................            50,000
         Transfer Agent and Registrar Fees and Expenses................             1,500
         Printing Expenses.............................................            13,000
         Miscellaneous Expenses........................................               657
                                                                             ------------
              Total....................................................      $    250,000
                                                                             ============

<F1>
* All amounts are estimates except the SEC filing fee and the NASD filing fee.


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

         Since August 1995, the Registrant has issued and sold the unregistered securities set forth in the tables below. The information has been adjusted to reflect the conversion ratios of 3.5-to-1 for the Series A and B Preferred Stock.


COMMON STOCK:

DATE            PERSONS OR CLASS OF PERSONS             NUMBER OF SHARES    OFFERING PRICE      CONSIDERATION

12/31/95 -      3 consultants and 2 directors                    129,800    $.0036/share        consulting services
04/04/96                                                                                        rendered in connection
                                                                                                with the development of
                                                                                                the Physical Edge golf
                                                                                                program and services as
                                                                                                directors valued at
                                                                                                $463.56
07/01/96        Dave Bisbee                                       87,500    $.0036/share        consideration for
                                                                                                Distribution Agreement
07/11/96 -      Louis G. Royston, Jr.                             28,000    $.0036/share        accounting services
06/30/97        (Employee)                                                                      valued at $100

11/01/96 -      Louis G. Royston, Jr., 3                         114,500    $.0036/share        loan inducements valued
02/08/99        Royston family members                                                          at $409
                (all of whom are
                accredited investors) 4
                Global Financial customers
                (all of whom are
                accredited investors), and
                25 other accredited
                investors (4 of whom are
                past or present business
                associates of employees of
                the registrant)

10/23/98 -      5 individuals (all of whom                         7,000    $0.01/share         loan inducements valued
11/02/98        are accredited investors)                                                       at $70


                                      II-2



DATE            PERSONS OR CLASS OF PERSONS             NUMBER OF SHARES    OFFERING PRICE      CONSIDERATION

10/01/99        Various distributors                              22,000    $2.50/share         stock-split to distributors
                                                                                                valued at $55,000

10/10/99 -      Peter E. Phelps and James E. Tourina              13,000    $1.43/share         consulting services valued at
02/11/00                                                                                        $18,590

12/31/99        5 individuals                                     25,500    $1.43/share         loan inducements valued at
                                                                                                $36,465

12/31/99        Matthew R. Frederic                               10,500    $1.43/share         conversion of note in the
                                                                                                amount of $15,000

12/31/99        Alfred Bremmer                                   100,000    $1.43/share         consulting services valued
                                                                                                at $143,000

12/31/99        John Chen                                         70,000    $1.43/share         debt reduction of $100,000

02/01/00        J Paul Consulting                                600,000    $1.00/share         Cash of $600,000

02/11/00        Co-Ligne A.G.                                     70,000    $1.43/share         debt reduction of $100,000


SERIES A PREFERRED STOCK:

DATE            PERSONS OR CLASS OF PERSONS             NUMBER OF SHARES    OFFERING PRICE      CONSIDERATION

10/31/96 -      3 individuals (brother of a                       35,000    $1.43/share         conversion of debentures
09/14/98        director of the registrant,                                                     in the total amount of
                business associate of William                                                   $50,000
                Leary, and distributor of the
                Company's products)

02/15/96 -      70 individuals, comprised of                     508,200    $1.43/share         $726,000 cash
10/13/98        Global Financial Group, Inc.
                customers (all of whom are
                accredited investors), other
                accredited investors, family
                members of Louis G.
                Royston, Louis G. Royston,
                and business associates of
                employees of the registrant

03/31/98-       26 individuals (customers of                     196,000    $1.43/share         $280,000 cash
07/10/98        Global Financial Group, Inc.
                all of whom are accredited
                investors)

SERIES B PREFERRED STOCK:

DATE            PERSONS OR CLASS OF PERSONS             NUMBER OF SHARES    OFFERING PRICE      CONSIDERATION

02/22/96        William Childs                                   280,000    $0.36/share         $100,000 cash

03/14/97 -      Louis G. Royston, Jr.                            175,700    $0.36/share         $62,500 cash
07/31/97        (Employee), 2 Royston
                family members, and one
                other accredited individual
                who is a past or present
                business associate of an
                employee of the registrant

SERIES C PREFERRED STOCK:

DATE            PERSONS OR CLASS OF PERSONS             NUMBER OF SHARES    OFFERING PRICE      CONSIDERATION

12/31/99        Stanford M. Baratz                               190,000    $2.50/share         $475,000 cash
                Revocable Trust, Gary
                Hansberger, Peter E. Phelps,
                Ed Wilkinson, and Kirkland
                C. Woodhouse


CONVERTIBLE DEBENTURES:

DATE            PERSONS OR CLASS OF PERSONS             PRINCIPAL AMOUNT        CONVERSION

11/30/95 -      John C. Weiner (director),                      $430,500        Convertible into shares of Series A
05/18/98        Louis G. Royston, Jr.                                           Preferred Stock at a conversion price of
                (Employee), William Childs,                                     $1.43 per share
                a relative of Mr. Weiner, 3
                business associates of
                employees of the registrant
                (all of whom are accredited),
                a distributor of the
                registrant's products, and 7
                other individuals who were
                accredited and/or had made
                similar types of investments


COMMON STOCK PURCHASE WARRANTS:

                                                               NUMBER OF
DATE            PERSONS OR CLASS OF PERSONS                     WARRANTS      EXERCISE PRICE      CONSIDERATION

03/31/98 -      48 individuals (34 of whom                       294,000      $6.00 per share     bridge loan inducement
11/11/99        were through Global
                Financial Group, Inc. and 14
                of whom were through the
                registrant), all but 2 of whom
                are accredited investors; of
                the 2 nonaccredited
                investors, one is a business
                associate of an employee or
                the registrant and the other
                has made similar
                investments in the past

09/14/98 -      Mark L. Hedlund                                   40,000      $1.43 per share     bridge loan inducement
03/24/99

08/31/99        Ronald M. Frumkin                                 40,000      $2.50 per share     bridge loan inducement

12/31/99        Global Financial Group, Inc.                     285,000      $1.67 per share     compensation for
                and Lou Royston                                                                   placement of Series C
                                                                                                  Preferred Stock


         The sale and issuance of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2). Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. The securities were offered and sold by the registrant without any underwriters, except for the Global

Financial Group, Inc. assistance noted above. All of the purchasers were deemed to be sophisticated with respect to an investment in securities of the registrant by virtue of their financial condition and/or relationship to members of management of the registrant. For sales made with the assistance of Global Financial Group, Inc., Global was paid a cash sales commission of 10% of the cash consideration received by the registrant and the warrants described above.


ITEM 27.          EXHIBITS

EXHIBIT
  NO.            DOCUMENT

  1.1            Agency Agreement dated ______________, 1999 between the Company and Global Financial
                 Group, Inc.*<F1>

  1.2            Escrow Agreement dated February __, 1999 among the Company, Global Financial Group, Inc.
                 and Bank Windsor as escrow agent*<F1>

  1.3            Warrants to Purchase Common Stock to be issued to Global Financial Group, Inc.*<F1>

  1.4            Impoundment Agreement among the Company, Global Financial Group, Inc. and Bank Windsor*<F1>

  3.1            Amended and Restated Certificate of Incorporation*<F1>

  3.2            Bylaws*<F1>

  4.1            Reference is made to Exhibits 3.1 and 3.2*<F1>

  5.1            Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.*<F1>

 10.1            Distribution Agreement between the Company and Dave Bisbee, dated August 22, 1996*<F1>

 10.2            Distribution Agreement between the Company and William D. Leary*<F1>

 10.3            Lease between Fernal Inc. and William D. Leary and the Company, dated May 1, 1997, as amended by an Addendum to Lease between Mach One and World Associates, Inc. dated April 4,
                 1998*<F1>

 10.4            Common Stock Purchase Agreement with Proformance Research Organization/Weiner, Inc. dated
                 July 15, 1998*<F1>

 10.5            Sublease dated April 21, 1998 between Mach One Corporation and Proformance Research
                 Organization, Inc.*<F1>

 10.6            Employment Agreement between the Company and William D. Leary dated July 1, 1998*<F1>

 10.7            Consulting Services Agreement between Sunkyong U.S.A., Inc. and the Company dated May 6,
                 1997*<F1>

 10.8            Distribution Agreement between Renaissance Golf Products Inc. and the Company dated July 21,
                 1998*<F1>

 10.9            Amendment to Common Stock Purchase Agreement with Proformance Research
                 Oganization/Weiner, Inc. dated November 2, 1998*<F1>

10.10            Form of Stock Escrow Agreement*<F1>

 23.1            Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.  Reference is made to Exhibit 5.1*<F1>

 23.2            Consent of Stark Tinter & Associates, LLC


                                                       II-5




EXHIBIT
  NO.            DOCUMENT

 24.1            Powers of Attorney.  Reference is made to page II-4 of the initial Registration Statement.*<F1>

  27             Financial Data Schedule*<F1>
-----------------

<F1>
* Filed previously



ITEM 28.      UNDERTAKINGS

     The Registrant hereby undertakes to provide the Placement Agents at the closing specified in the Placement Agent Agreement certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

         (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

     The Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 11th day of February, 2000.


                               PROFORMANCE RESEARCH ORGANIZATION, INC.


                               By:/s/WILLIAM D. LEARY
                                  ---------------------------------------
                                  William D. Leary
                                  PRESIDENT, TREASURER AND DIRECTOR

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



SIGNATURE                                            TITLE                                       DATE
                                                     President, Treasurer and Director
                                                     (Principal Executive, Financial and
/s/WILLIAM D. LEARY                                  Accounting Officer)                         February 14, 2000
------------------------------------------------                                                 --------------------

William D. Leary


/s/ROBERT B. LANGE/WDL                               Director                                    February 14, 2000
------------------------------------------------                                                 --------------------

Robert B. Lange, by William D. Leary, his attorney-in-fact

/s/JOHN C. WEINER/WDL                                Director                                    February 14, 2000
------------------------------------------------                                                 --------------------

John C. Weiner, by William D. Leary, his attorney-in-fact